UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Aerie Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 26, 2022

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Aerie Pharmaceuticals, Inc., which will be held on Thursday, June 9, 2022, at 8:00 A.M. Eastern Time. This year’s meeting will be a completely "virtual meeting" of stockholders. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/AERI2022. As always, we encourage you to vote your shares prior to the Annual Meeting.
The attached Notice of the Annual Meeting of Stockholders and proxy statement describes the formal business that we will transact at the Annual Meeting.
The Board of Directors of Aerie Pharmaceuticals, Inc. has determined that an affirmative vote on each matter that calls for an affirmative vote is in the best interest of Aerie Pharmaceuticals, Inc. and its stockholders and unanimously recommends a vote “FOR” all such matters considered at the Annual Meeting.
We have elected to take advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) rather than a full paper set of the proxy materials, unless you previously requested to receive printed copies. The Notice contains details regarding the date, time and location of the meeting and the business to be conducted, as well as instructions on how to access our proxy materials on the Internet and for voting over the Internet.
Whether or not you plan to attend the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received. As always, we encourage you to vote your shares prior to the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting electronically at the Annual Meeting, but will assure that your vote is counted if you cannot attend.
On behalf of the Board of Directors and the employees of Aerie Pharmaceuticals, Inc., we thank you for your continued support and look forward to you joining the Annual Meeting.

Sincerely yours,
 Raj Kannan
Chief Executive Officer

AERIE PHARMACEUTICALS, INC.
4301 Emperor Boulevard, Suite 400
Durham, North Carolina 27703
(919) 237-5300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: June 9, 2022	Time: 8:00 A.M. Eastern Time	Location: Live Internet www.virtualshareholdermeeting.com/AERI2022
Items of Business

1	Election of the two nominees named in the attached proxy statement as Directors to serve on the Board of Directors for a three-year term, or until their successors are duly elected and qualified;
2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
3	Conduct an advisory vote to approve compensation for our named executive officers (“say-on-pay”); and
4	Consideration of any other business properly brought before the meeting and any adjournment or postponement thereof.
Record Date
The record date for the Annual Meeting is April 11, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Proxy Voting
You are cordially invited to attend the meeting virtually. Whether or not you expect to attend the meeting, please vote your shares promptly by following the instructions that you have received. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting electronically. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors

John W. LaRocca, Esq.
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2022:
The Notice of Meeting, Proxy Statement and our Form 10-K for the year ended December 31, 2021, are available free of charge on the Investors section of our website (www.aeriepharma.com) or at www.proxyvote.com. We are making the Proxy Statement and form of proxy first available on or about April 26, 2022.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This proxy statement contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “exploring,” “pursuing” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this proxy statement include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our commercial franchise and our pipeline, any guidance or timelines, cash burn rate, future liquidity, cash balances or financing transactions, our ongoing and anticipated preclinical studies and clinical trials, U.S. Food and Drug Administration (“FDA”) or other regulatory approvals and effectiveness of any product, product candidates or future product candidates. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, industry change and other factors beyond our control, and depend on regulatory approvals and economic and other environmental circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the Securities and Exchange Commission (“SEC”). Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this proxy statement. Any forward-looking statements that we make in this proxy statement speak only as of the date of this proxy statement. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this proxy statement.

ii

PROXY SUMMARY
PROXY
SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read this entire proxy statement carefully before voting.
Annual Meeting

Date: June 9, 2022	Time: 8:00 A.M. Eastern Time	Location: Live Internet www.virtualshareholdermeeting.com/AERI2022
Ways to Vote Your vote must be received by 11:59 P.M., Eastern Time on June 8, 2022, to be counted. See “How do I vote?” for more information.

Vote at Virtual Annual Meeting	Vote by Mail	Vote by Telephone	Vote by Internet
To vote during the Annual Meeting, attend the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/AERI2022.	If you requested printed
copies of the proxy
materials, you will receive
a proxy card. To vote by
proxy, simply complete,
sign and date the enclosed
proxy card and return
it promptly in the
	envelope provided.	Call the toll-free number 1-800-690-6903. You will be asked to provide the control number from the proxy card you received if you requested printed copies of the proxy materials.	Go to the Internet website www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed Notice.

PROPOSALS		BOARD VOTE RECOMMENDATION	REQUIRED VOTE

1	Election of Class III Directors	FOR EACH NOMINEE	Plurality of votes cast
2	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR	Majority of votes cast
3	Non-binding advisory vote on the compensation of our named executive officers (NEOs)	FOR	Majority of votes cast

Aerie Pharmaceuticals, Inc.	1	2022 | Proxy Statement

PROXY SUMMARY
COMPANY OVERVIEW
We are a pharmaceutical company focused on the discovery, development and commercialization of first-in-class ophthalmic therapies for the treatment of patients with eye diseases and conditions including open-angle glaucoma, dry eye, diabetic macular edema (“DME”) and wet age-related macular degeneration (“AMD”). The Company continued to achieve strong financial and scientific results in 2021 despite the continued impact of the coronavirus (“COVID-19”) pandemic on the global economy.
2021 Business and Financial Highlights
U.S. Commercialization of the Glaucoma Franchise
Net product revenues in 2021 of $112.1 million, which represents a 35% increase as compared to the prior year, were driven by our U.S. Food and Drug Administration (“FDA”) approved glaucoma franchise products, Rhopressa® (netarsudil ophthalmic solution) 0.02% (“Rhopressa®”) and Rocklatan® (netarsudil/latanoprost ophthalmic solution) 0.02%/0.005% (“Rocklatan®”). The increase in revenues was primarily due to an increase in the number of units shipped to wholesalers and improved margins per bottle. We also recognized licensing revenues of $82.0 million related to our December 2021 expanded agreement with Santen SA. In March 2022, we commenced a Phase 4 program that was designed to further demonstrate that Rocklatan® is a highly effective single bottle, once daily therapy.
Efforts Outside the United States
We have partnered and have collaboration agreements in place with Santen Pharmaceuticals Co., Ltd. (“Santen Pharmaceuticals”) and Santen SA (“Santen SA” and, together with Santen Pharmaceuticals, “Santen”), to develop and commercialize our products in Japan and South Korea, Indonesia, Malaysia, Philippines, Singapore, Thailand, Vietnam and Taiwan (collectively, “East Asia”), as well as Europe, China, India, the Middle East, Commonwealth of Independent States (“CIS”), Africa, parts of Latin America and the Oceania countries. The first Collaboration and License Agreement with Santen (the “October 2020 Santen Agreement”) was executed in October 2020 to develop and commercialize Rhopressa® and Rocklatan® in Japan and East Asia. The second Collaboration and License Agreement with Santen (the “December 2021 Santen Agreement”) was executed in December 2021 to develop and commercialize Rhopressa® and Rocklatan® in Europe, China, India, the Middle East, CIS, Africa, parts of Latin America and the Oceania countries. The December 2021 Santen Agreement included upfront payments of $90.0 million received in January 2022, which were comprised of an $88.0 million upfront payment and a $2.0 million supplemental payment.
In Europe, Rhopressa® and Rocklatan® will be marketed under the names Rhokiinsa® and Roclanda®, respectively. Rhokiinsa® and Roclanda® were granted a Centralised Marketing Authorisation (“Centralised MA”) by the European Commission (“EC”) in November 2019 and January 2021, respectively. In April 2021, Roclanda® received marketing authorisation from the Medicines and Healthcare Products Regulatory Agency (“MHRA”) in Great Britain.
In Japan, we reported positive topline results for our Phase 3 clinical trial of netarsudil ophthalmic solution 0.02% (“netarsudil 0.02%”) in October 2021, the first of three expected Phase 3 clinical trials in Japan. A second, confirmatory Phase 3 study, required for approval in Japan, is underway. Santen is taking the lead on next steps in preparation for registration in Japan under the terms of the October 2020 Santen Agreement. Clinical trials for Rocklatan® have not yet begun.

U.S. Commercialization of the Glaucoma Franchise			Efforts Outside the United States
35%	$82M		✓	+
Increase in Net Product Revenues Rhopressa® and Rocklatan® $112.1 million for the year ended December 31, 2021	Licensing Revenues Rhopressa® and Rocklatan® $82.0 million related to Santen for the year ended December 31, 2021	Initiated Phase 4 Program Rocklatan® designed to further demonstrate that Rocklatan® is a highly effective single bottle, once daily therapy March 2022	Marketing Authorisation Roclanda® in Great Britain, April 2021	Reported Positive Topline Data Netarsudil 0.02% Phase 3 clinical trial in Japan October 2021	Executed December 2021 Santen Agreement Rhopressa® and Rocklatan® in Europe and other regions, December 2021

Aerie Pharmaceuticals, Inc.	2	2022 | Proxy Statement

PROXY SUMMARY
Glaucoma Product Manufacturing
We have a sterile fill manufacturing facility in Athlone, Ireland (“Athlone plant”), for the production of our FDA approved products, Rocklatan® and Rhopressa®, and clinical supplies with the intent of having the Athlone plant supply our ophthalmic products in all markets for which we received regulatory approval and are commercialized. In addition, the Athlone plant has also manufactured clinical supplies of Rhopressa® for the Phase 3 clinical trials in Japan as well as registration batches to support product approval in Japan. We expect to commence shipments of Roclanda® to Santen pursuant to the December 2021 Santen Agreement in the fourth quarter of 2022 for its sales to third parties in early 2023.
Product Candidates in Development
We are developing AR-15512, our product candidate for the treatment of dry eye disease, for which we reported results of our Phase 2b clinical study, named COMET-1, for AR-15512 in September 2021. We gained alignment with the FDA in the first quarter of 2022 on the results of the Phase 2b clinical trial and confirmed the design of the Phase 3 trials, which we currently expect to initiate in the second quarter of 2022.
We are currently developing two sustained-release implants focused on retinal diseases, AR-1105 and AR-14034 SR. For AR-1105, we reported topline results of the Phase 2 clinical trial for patients with macular edema due to retinal vein occlusion (“RVO”) in July 2020, indicating sustained efficacy of up to six months. We have received advice from regulatory agencies in both Europe and the United States regarding clinical and regulatory pathways for Phase 3 clinical trials. We are currently evaluating Phase 3 development options as well as potential partnership opportunities.
For AR-14034 SR, Investigational New Drug Application (“IND”)-enabling preclinical studies are ongoing and we anticipate filing an IND with the FDA in the second half of 2022.

Glaucoma Product Manufacturing	Product Candidates in Development
✓		+
Expect to Commence Shipments to Santen Roclanda® under the December 2021 Santen Agreement in fourth quarter 2022 for its sales to third parties	Reported Results AR-15512 TRPM8 agonist for dry eye Clinical 2b Study (COMET-1) in the United States September 2021	Gained Alignment with FDA on AR-15512 Clinical 2b Study (COMET-1) results and confirmed design of Phase 3 trials (expect to commence second quarter of 2022)
Preclinical
Program
AR-14034 SR
pan-VEGF receptor inhibitor
Sustained Release Retinal Implant
for treatment of wet AMD and DME in the United States
(expect to file an IND with the FDA in the second half of 2022)

Aerie Pharmaceuticals, Inc.	3	2022 | Proxy Statement

PROXY SUMMARY
Environmental, Social and Governance (“ESG”) and Human Capital
We are dedicated to the principles of environmental stewardship, social responsibility, good corporate governance and human capital. We consider these principles to be among our most important values and therefore integrate them in our ongoing planning and strategic activities. We believe incorporating these values and practices into our operations not only improves our performance but also creates a sustainable and growth-oriented culture that benefits our employees, our customers and our investors.
Our Nominating and Corporate Governance Committee of the Board of Directors reviews our progress with senior management in realizing these values. With our Board of Directors’ leadership, we continue to evaluate our ESG practices and to integrate them sustainably into our business.
As we continue to build our company, we will continue to keep these principles at top of mind.
Highlights from our four priority areas are as follows:

Environmental Stewardship	Social Responsibility	Corporate Governance	Human Capital
We employ green processes, materials, practices, equipment and technologies where possible throughout our operations to foster conservation and reduce waste.

We recognize our responsibility to be environmentally conscious and to contribute to the global effort of tackling climate change, moving toward a low-carbon economy and expanding the use of renewable energy. We seek to minimize energy consumption using various power-saving technologies designed to consume electrical power only when needed. We continue to build end-to-end processes with sustainability and good manufacturing practices in mind.	As a pharmaceutical company, we are focused on the needs of patients, physicians and the communities we serve, including supporting patient advocacy through philanthropic donations targeted to accelerate treatments and cures for retinal diseases.

We have donated hundreds of thousands of dollars to causes that we believe are important to society by supporting glaucoma research and patient education and providing free cataract surgery for underserved populations.	At the Board level, our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and our Code of Business Conduct and Ethics (“Code of Ethics”) and oversees our ESG strategy and policies.

We follow our Aerie Compliance & Ethics (“ACE”) program to ensure integrity in our activities and compliance with all applicable legal and regulatory requirements.
We are committed to providing our employees with a positive work environment that helps them realize their full potential and helps them contribute to the success of our company.
To successfully attract and retain highly professional and skilled employees, it is crucial that we offer a diverse, inclusive and safe workplace. Our recruitment process begins with hiring individuals that we believe fit well with our strong culture and our shared values.
We have developed and implemented key initiatives that address Diversity and Inclusion, Talent and Development, Health and Safety, and Compensation and Benefits.

Aerie Pharmaceuticals, Inc.	4	2022 | Proxy Statement

PROXY SUMMARY
Information on our Board of Directors
Our Board is currently comprised of eight directors. Our amended and restated certificate of incorporation provides for a classified Board consisting of three classes of directors, each of which shall consist, as nearly as may be possible, of one-third of the total number of directors. Currently, two classes consist of three directors and one class consists of two directors. Each class serves a staggered three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The following table sets forth the names, Board classes and ages of the individuals nominated by the Board for election at the Annual Meeting and the other individuals that are presently directors, as well as the year in which such person became a director, the positions, if any, they hold with the Company and the standing committees of the Board, if any, on which they serve as of April 11, 2022.

DIRECTOR NOMINEE	CLASS	AGE(1)	POSITION(S) HELD(2)	DIRECTOR SINCE	COMMITTEE MEMBERSHIP
Richard Croarkin	III	67	Independent Director	2015	Chair - Audit
Peter J. McDonnell, M.D.	III	64	Independent Director	2020	Chair - Science & Technology; Compensation
CONTINUING DIRECTORS
Raj Kannan	I	58	Chief Executive Officer	2021	N/A
Benjamin F. McGraw, III, Pharm.D.	I	73	Lead Independent Director (through 9/2021) Interim Executive Chair (9/2021 - 2/2022) Chair of the Board (3/2022 - Present)	2014	Chair - Compensation; Nominating & Corporate Governance; Science & Technology
Julie McHugh	I	57	Independent Director	2015	Audit; Nominating & Corporate Governance
Mechiel (Michael) M. du Toit	II	69	Independent Director	2015	Chair - Nominating & Corporate Governance
David W. Gryska	II	66	Independent Director	2018	Audit; Compensation
NON-CONTINUING DIRECTORS(3)
Gerald D. Cagle, Ph.D.	III	77	Independent Director	2013	Compensation; Nominating & Corporate Governance; Science & Technology
(1)     Age as of April 11, 2022.
(2)     Position(s) Held as of April 11, 2022.
(3)     The Board has determined that Dr. Cagle will not stand for re-election at the Annual Meeting and that effective immediately prior to the Annual Meeting Dr. Cagle will retire as a member of the Board upon the conclusion of his current term. Dr. Cagle’s retirement was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company. The Board’s determination was made in accordance with the director retirement age policy set forth in the Company’s Corporate Governance Guidelines. In connection with Dr. Cagle’s retirement from the Board, on April 20, 2022 the Board approved a decrease in the size of the Board from eight members to seven members, with such decrease to be effective immediately prior to the Annual Meeting.

Aerie Pharmaceuticals, Inc.	5	2022 | Proxy Statement

PROXY SUMMARY
Diversity of Skills(1)(2)
(1)     The chart is depicting skills out of 8 total directors.
(2)     The Board has determined that Dr. Cagle will not stand for re-election at the Annual Meeting and that effective immediately prior to the Annual Meeting Dr. Cagle will retire as a member of the Board upon the conclusion of his current term. Dr. Cagle’s retirement was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company. The Board’s determination was made in accordance with the director retirement age policy set forth in the Company’s Corporate Governance Guidelines. In connection with Dr. Cagle’s retirement from the Board, on April 20, 2022 the Board approved a decrease in the size of the Board from eight members to seven members, with such decrease to be effective immediately prior to the Annual Meeting.
Board Diversity Matrix (As of April 11, 2022)

Board Size:
Total Number of Directors	8
Part I: Gender Identity	FEMALE	MALE	NON-BINARY	DID NOT DISCLOSE
Directors	1	6	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

Aerie Pharmaceuticals, Inc.	6	2022 | Proxy Statement

PROXY SUMMARY

Governance Highlights
Our Board is committed to building long-term stockholder value and maintaining sound corporate governance practices. We highlight some of our corporate governance practices below.

Number of directors	8
Percentage of directors who are independent	88%
Directors who attended at least 75% of Board and committee meetings in 2021	ALL
Lead independent director required when Board Chair is not independent	✓
100% independent audit, compensation, nominating and corporate governance, and science and technology committees	✓
Board and committees may engage outside advisors independent of management	✓
Annual board and committee self-evaluations	✓
Active stockholder engagement program	✓
Corporate governance guidelines	✓
Corporate governance guidelines formalize the consideration of diversity factors for director nominees	✓
Stock ownership guidelines for directors and executive officers	✓
No hedging or monetization transactions	✓
All employees, officers and directors must adhere to Code of Ethics	✓

Aerie Pharmaceuticals, Inc.	7	2022 | Proxy Statement

PROXY SUMMARY
Key Compensation Governance Attributes
We believe that a sound executive compensation program is grounded in key governance practices. See below for key components of our executive compensation program:

✓ WHAT WE DO	✓	Align annual incentive pay and performance by linking annual bonuses to the achievement of performance goals tied to Company financial and strategic objectives
	✓	Align long-term incentive pay and performance by including performance-vested equity linked to strategic objectives and relative Total Shareholder Return (“TSR”) performance
	✓	Cap payouts for annual bonus
	✓	Require significant stock ownership by our executives and directors through our stock ownership guidelines
	✓	Maintain a claw back policy covering incentive compensation
	✓	Consult an independent compensation consultant
	✓	Evaluate the risk profile of our pay program
	✓	Conduct an annual pay review
	✓	Engage directly with our largest stockholders on a regular basis to solicit feedback
	✓	Grant equity awards with “double-trigger” vesting upon a change in control
	✓	Appoint a Compensation Committee comprised solely of independent directors
	✓	Have a majority of executive compensation at-risk

W WHAT WE DON’T DO	X	Provide gross-ups on excise taxes
	X	Guarantee salary increases, bonuses, or grants of equity compensation
	X	Provide executive perquisites (other than relocation benefits for our new CEO)
	X	Provide pension plans or other post-employment benefit plans
	X	Offer severance multipliers in excess of 2x base salary and bonus
	X	Implement compensation or incentives that encourage unnecessary or excessive risk taking
	X	Allow for hedging or unauthorized pledging of Company stock
	X	Reprice stock options without stockholder approval

Aerie Pharmaceuticals, Inc.	8	2022 | Proxy Statement

PROXY SUMMARY
Target Annual Compensation Opportunities Mix

(1) Reflects target total compensation for Mr. Kannan for fiscal year 2022 (including the portion of Mr. Kannan’s equity granted in 2022 under the terms of his Employment Agreement), given his start date at the end of fiscal year 2021. For the avoidance of doubt, these amounts exclude the portion of the equity awards granted to Mr. Kannan under the terms of his Employment Agreement in December 2021.
(2) Percentages attributed to performance-vested restricted stock, restricted stock and stock options are based on the fiscal year 2022 target grant values.
(3) Averages based on target total compensation for fiscal year 2022 for our current NEOs, Messrs. Kopczynski and LaRocca.

Aerie Pharmaceuticals, Inc.	9	2022 | Proxy Statement

QUESTIONS AND ANSWERS
PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2022

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why has Aerie Pharmaceuticals, Inc. prepared this proxy statement?
We have prepared proxy materials in connection with the solicitation by the Board of Directors (“Board”) of Aerie Pharmaceuticals, Inc. of proxies to be voted at our 2022 Annual Meeting of Stockholders, or Annual Meeting. The Notice of 2022 Annual Meeting of Stockholders is being sent starting April 26, 2022. As used in this proxy statement, the “Company,” “we,” “us” and “our” refer to Aerie Pharmaceuticals, Inc. The term “Annual Meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules of the U.S. Securities and Exchange Commission (“SEC”), we use the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders with instructions on how to access the proxy materials over the Internet (or request a printed copy of the materials) and for voting over the Internet. The proxy materials are also available at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not incorporate by reference the information on our website into this proxy statement.
Stockholders may follow the instructions in the Notice to elect to receive future proxy materials in print by mail or electronically by email.
Who can vote at the Annual Meeting?
Only stockholders of record as of the close of business on April 11, 2022, will be entitled to vote at the Annual Meeting. As of April 11, 2022, there were 48,636,255 shares of common stock issued and outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 11, 2022, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record and the Notice was sent directly to you. As a stockholder of record, you may vote electronically at the meeting or vote by proxy.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on April 11, 2022, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your broker, bank or other nominee how to vote your shares. See “How do I Vote?”
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of our issued and outstanding shares and entitled to vote at the Annual Meeting are present virtually or represented by proxy at the Annual Meeting.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote electronically at the meeting or vote by proxy over the telephone or the Internet as instructed below. Ballots or proxies marked “abstain” or “withheld” on a matter and “broker non-votes” will be counted towards the quorum

Aerie Pharmaceuticals, Inc.	10	2022 | Proxy Statement

QUESTIONS AND ANSWERS
requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present at the meeting virtually or represented by proxy at the Annual Meeting may adjourn the meeting to any other time and any other place.
What am I voting on and how many votes are needed to approve each proposal?

PROPOSAL 1: ELECTION OF DIRECTORS

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on this proposal.

PROPOSAL 3: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The advisory approval of the compensation of our named executive officers will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on this proposal.

Abstentions and broker non-votes will not be counted as votes cast with respect to Proposal 1 and Proposal 3 above and will have no effect on the voting on such proposals.
What are broker non-votes?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee may vote the shares with respect to matters that are considered to be “routine,” but may not vote the shares with respect to “non-routine” matters. The election of directors (Proposal 1) and the advisory vote to approve compensation for our named executive officers (Proposal 3) are each considered a “non-routine” matter under applicable rules. The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a “routine” matter under applicable rules. Broker non-votes will not be counted as votes cast with respect to the election of directors (Proposal 1) and the advisory vote to approve compensation for our named executive officers (Proposal 3) and will have no effect on the voting on such proposals.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 11, 2022.

Aerie Pharmaceuticals, Inc.	11	2022 | Proxy Statement

QUESTIONS AND ANSWERS
What does it mean if I receive more than one Notice?
You may receive more than one Notice if your shares are registered in more than one name or are registered in different accounts. Please vote in the manner described below under “How do I vote?” for each Notice to ensure that all of your shares are voted.
How does the Board recommend that I vote my shares?
A description of each proposal in this Proxy Statement as well as the Board’s recommendation with respect to each such proposal is set forth immediately below:

PROPOSALS		BOARD VOTE RECOMMENDATION	REQUIRED VOTE

1	Election of Class III Directors	FOR EACH NOMINEE	Plurality of votes cast
2	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR	Majority of votes cast
3	Non-binding advisory vote on the compensation of our named executive officers (NEOs)	FOR	Majority of votes cast
With respect to any other matter that properly comes before the Annual Meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion in the best interest of the Company and its stockholders. As of the date of this proxy statement, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.
How do I vote?
With respect to the election of directors (Proposal 1), you may vote (1) “FOR ALL,” to vote for all of the nominees to the Board; (2) “WITHHOLD ALL,” to withhold your vote from all of the nominees to the Board; or (3) “FOR ALL EXCEPT,” to vote for all of the nominees to the Board except for any nominee(s) that you specify in the space provided. An instruction to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote against the nominees. With respect to the ratification of the appointment of our independent registered public accounting firm (Proposal 2) and the advisory vote to approve compensation for our named executive officers (Proposal 3), you may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on such proposals. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may (a) vote electronically at the Annual Meeting as described under “Who can vote at the Annual Meeting?” or (b) vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return a proxy card by mail or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted. You may still attend

Aerie Pharmaceuticals, Inc.	12	2022 | Proxy Statement

QUESTIONS AND ANSWERS
the meeting and vote electronically even if you have already voted by proxy, as described under “May I change my vote after submitting my proxy card?” below.

VOTING METHOD	VOTING INSTRUCTIONS

Vote at the Annual Meeting	To vote electronically, attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/AERI2022.
Vote by Mail
If you requested printed copies of the proxy materials, you will receive a proxy card. To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, the designated proxy holders will vote your shares as you direct. Mailed proxy cards must be received no later than June 8, 2022, to be counted.

Vote by Telephone
Call the toll-free telephone number 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the proxy card you received if you requested printed copies of the proxy materials. Your vote must be received by 11:59 P.M., Eastern Time on June 8, 2022, to be counted.

Vote by Internet
Go to the Internet website www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed Notice. Your vote must be received by 11:59 P.M., Eastern Time on June 8, 2022, to be counted.

If you return a proxy but do not make specific choices, your proxy will vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

If any other matter is presented, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion in the best interest of the Company and its stockholders. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received voting instructions with the Notice from that organization rather than from us. You may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. To vote electronically at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy form.
How can I attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a stockholder of record as of April 11, 2022 or you hold a valid proxy for the Annual Meeting as described in the previous question. You will be able to attend the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/AERI2022.
If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of April 11, 2022, such as your most recent account statement prior to April 11, 2022, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership.
You may contact us via the Internet or by telephone at (919) 237-5300 to obtain directions on how to vote at the Annual Meeting.

Aerie Pharmaceuticals, Inc.	13	2022 | Proxy Statement

QUESTIONS AND ANSWERS
May I change my vote after submitting my vote?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of the following four ways:
•send a timely written revocation of the proxy to our Secretary;
•submit a signed proxy card bearing a later date;
•enter a new vote over the Internet or by telephone; or
•attend and vote electronically at the Annual Meeting.
If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You will need the appropriate documentation from the stockholder of record to vote electronically at the Annual Meeting. If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by such party.
Your attendance at the Annual Meeting does not revoke your proxy, unless you vote electronically at the Annual Meeting. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.
Who will bear the expense of soliciting proxies?
We will bear the cost of solicitation of proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by solicitation by telephone, via the Internet or in person by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.
How can I find the voting results from the Annual Meeting?
Preliminary voting results will be announced at our Annual Meeting. Final voting results will be published in a Current Report on Form 8-K that we expect to file no later than four business days from the date of the Annual Meeting. If final voting results are not available by the time we file the Form 8-K within the time period referenced in the immediately preceding sentence, we will disclose the preliminary results in such Form 8-K and, within four business days after the final voting results are known to us, file an amended Form 8-K to disclose the final voting results.
Who will count the votes?
A representative of American Election Services will act as the inspector of elections and count the votes.
Obtaining our Form 10-K
We will provide a copy of our Form 10-K without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests can be made by email, sendmaterial@proxyvote.com, or in writing addressed to John W. LaRocca, Esq., Secretary, Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703. Please include your control number with your request. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including our Company.

Aerie Pharmaceuticals, Inc.	14	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
OUR BOARD OF DIRECTORS

INFORMATION ABOUT OUR BOARD OF DIRECTORS
Board Composition
Our Board is currently comprised of eight directors. Our amended and restated certificate of incorporation provides for a classified Board consisting of three classes of directors, each of which shall consist, as nearly as may be possible, of one-third of the total number of directors. Currently, two classes consist of three directors and one class consists of two directors. Each class serves a staggered three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The following table sets forth the names, Board classes and ages of the individuals nominated by the Board for election at the Annual Meeting and the other individuals that are presently directors, as well as the year in which such person became a director, the positions, if any, they hold with the Company and the standing committees of the Board, if any, on which they serve as of April 11, 2022.

DIRECTOR NOMINEE	CLASS	AGE(1)	POSITION(S) HELD(2)	DIRECTOR SINCE	COMMITTEE MEMBERSHIP

Richard Croarkin	III	67	Independent Director	2015	Chair - Audit
Peter J. McDonnell, M.D.	III	64	Independent Director	2020	Chair - Science & Technology; Compensation
CONTINUING DIRECTORS
Raj Kannan	I	58	Chief Executive Officer	2021	N/A
Benjamin F. McGraw, III, Pharm.D.	I	73	Lead Independent Director (through 9/2021) Interim Executive Chair (9/2021 - 2/2022) Chair of the Board (3/2022 - Present)	2014	Chair - Compensation; Nominating & Corporate Governance; Science & Technology
Julie McHugh	I	57	Independent Director	2015	Audit; Nominating & Corporate Governance
Mechiel (Michael) M. du Toit	II	69	Independent Director	2015	Chair - Nominating & Corporate Governance
David W. Gryska	II	66	Independent Director	2018	Audit; Compensation
NON-CONTINUING DIRECTORS(3)
Gerald D. Cagle, Ph.D.	III	77	Independent Director	2013	Compensation; Nominating & Corporate Governance; Science & Technology
(1)     Age as of April 11, 2022.
(2)     Position(s) Held as of April 11, 2022.
(3)     The Board has determined that Dr. Cagle will not stand for re-election at the Annual Meeting and that effective immediately prior to the Annual Meeting Dr. Cagle will retire as a member of the Board upon the conclusion of his current term. Dr. Cagle’s retirement was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company. The Board’s determination was made in accordance with the director retirement age policy set forth in the Company’s Corporate Governance Guidelines. In connection with Dr. Cagle’s retirement from the Board, on April 20, 2022 the Board approved a decrease in the size of the Board from eight members to seven members, with such decrease to be effective immediately prior to the Annual Meeting.

Aerie Pharmaceuticals, Inc.	15	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
The terms of our Class III directors, Gerald D. Cagle, Ph.D., Richard Croarkin and Peter J. McDonnell, M.D. will expire at the Annual Meeting, and the terms of our Class I and Class II directors will expire at the annual meeting of stockholders to be held in 2023 and 2024, respectively. As noted above, Dr. Cagle will not stand for re-election at the Annual Meeting. The Board has approved a reduction in the size of the Board from eight directors to seven directors effective immediately prior to the Annual Meeting.
Governance Highlights
Our Board is committed to building long-term stockholder value and maintaining sound corporate governance practices. We highlight some of our corporate governance practices below.

Number of directors	8
Percentage of directors who are independent	88%
Directors who attended at least 75% of Board and committee meetings in 2021	ALL
Lead independent director required when Board Chair is not independent	✓
100% independent audit, compensation and nominating and corporate governance committees	✓
Board and committees may engage outside advisors independent of management	✓
Annual board and committee self-evaluations	✓
Active stockholder engagement program	✓
Corporate governance guidelines	✓
Corporate governance guidelines formalize the consideration of diversity factors for director nominees	✓
Stock ownership guidelines for directors and executive officers	✓
No hedging or monetization transactions	✓
All employees, officers and directors must adhere to Code of Ethics	✓

Aerie Pharmaceuticals, Inc.	16	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Diversity of Skills(1)(2)
As illustrated in the matrix below, we believe our directors possess the professional and personal qualifications and necessary experience both within and outside of the ophthalmology industry to maintain a diverse and experienced board of directors that can effectively represent stockholders.

Accounting / Financial Reporting
5
Business Operations
5
Corporate Governance
7
Environmental / Social Responsibility
5
Financial Literacy / Expertise
5
Government / Regulatory
3
Human Resources
3
Independence
7
Pharma Industry Knowledge
8
International Business
5
Investor Relations Management
4
Mergers & Acquisitions
6
Recent Public Company Board Experience
8
Risk Management
2
Technology / Cybersecurity
3

(1)     The chart is depicting skills out of 8 total directors.
(2)     The Board has determined that Dr. Cagle will not stand for re-election at the Annual Meeting and that effective immediately prior to the Annual Meeting Dr. Cagle will retire as a member of the Board upon the conclusion of his current term. Dr. Cagle’s retirement was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company. The Board’s determination was made in accordance with the director retirement age policy set forth in the Company’s Corporate Governance Guidelines. In connection with Dr. Cagle’s retirement from the Board, on April 20, 2022 the Board approved a decrease in the size of the Board from eight members to seven members, with such decrease to be effective immediately prior to the Annual Meeting.

Aerie Pharmaceuticals, Inc.	17	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Board Diversity Matrix (As of April 11, 2022)

Board Size:
Total Number of Directors	8
Part I: Gender Identity	FEMALE	MALE	NON-BINARY	DID NOT DISCLOSE
Directors	1	6	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

Board Tenure(1)(2)
(1)     The chart is depicting tenure out of 8 total directors as of the Annual Meeting date.
(2)     Dr. Cagle’s term as a director will expire at the Annual Meeting and Dr. Cagle will not stand for re-election at the Annual Meeting. The Board has approved a reduction in the size of the Board from eight directors to seven directors effective immediately prior to the Annual Meeting.

Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. The Nominating and Corporate Governance Committee periodically determines the qualifications, qualities, skills and other expertise required to be considered in selecting director-nominees. Among other things, the Nominating and Corporate Governance Committee considers whether the Board reflects the balance of knowledge, experience, skills, expertise, integrity, ability to make analytical inquiries and diversity as a whole that the committee deems appropriate. In evaluating potential director candidates, the Nominating and Corporate Governance Committee may consider all factors it deems appropriate, including, but not limited to, the following factors: age, gender and ethnic/racial background; existing commitments to other businesses; potential conflicts of interest; corporate governance experience; relevant career experience; relevant technical skills; relevant business or government/regulatory acumen; financial and accounting experience; executive compensation experience; and the overall size, composition and combined experience of the full Board. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to current directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board. The Nominating and

Aerie Pharmaceuticals, Inc.	18	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Corporate Governance Committee may use outside consultants to assist in identifying or evaluating candidates. Final approval of director candidates is determined by the full Board.
In addition, pursuant to the Company’s Corporate Governance Guidelines, the full Board is responsible for monitoring the mix of specific experiences, qualifications and skills of its directors in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.
The Nominating and Corporate Governance Committee will consider qualified nominations for directors recommended by stockholders. In general, stockholder recommendations are evaluated on the same basis as any recommendation from members of the Board or management of the Company. Recommendations should be sent to John W. LaRocca, Esq., Secretary, c/o Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703. For additional information about our director nomination requirements, please see “Stockholder Proposals and Nominations” below and our amended and restated by-laws.
Annual Evaluations
The Board and its committees conduct annual self-evaluations to assess the effectiveness of the Board and its committees. The self-evaluations focus on the Board’s and each committee’s and their respective members’ performance and contribution to the governance of the Company. The Nominating and Corporate Governance Committee is responsible for developing the framework for such annual self-evaluations. The full Board discusses the results of its self-evaluation and each committee also provides the full Board with a summary of the results of their respective self-evaluations. This process is designed to ensure that the Board and each committee receive constructive feedback from our directors and that each committee evaluates, on an annual basis, whether it is adequately fulfilling the responsibilities set forth in its charter.

Aerie Pharmaceuticals, Inc.	19	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Set forth and described below are the names, ages (as of April 11, 2022), principal occupations and business experience, as well as their prior service on the Board and membership on the standing committees of the Board, if any, as of April 11, 2022, for the nominees for election as directors at the Annual Meeting and for the remaining members of our Board whose terms continue beyond the Annual Meeting. Unless otherwise indicated, principal occupations described below for each director have extended for five or more years.
INFORMATION ABOUT DIRECTOR NOMINEES

RICHARD CROARKIN
Richard Croarkin has served as a member of our Board since May 2015.

Mr. Croarkin previously was Chief Financial Officer of Nestle Health Science, a division of Nestle focused on medicalized nutrition solutions for chronic medical conditions, from December 2010 to February 2013.

From 2007 to 2010, Mr. Croarkin was Senior Vice President, Chief Financial Officer, and Corporate Strategy Officer at Alcon, which had annual sales of $7.1 billion and was the world’s leading ophthalmic pharmaceutical and medical device company before its acquisition by Novartis for $50 billion. In 2008 and 2009, Mr. Croarkin also served as a director on the supervisory board of the German publicly-traded company, WaveLight A.G., which manufactures and globally markets laser and diagnostic systems for refractive eye surgery. Previously, Mr. Croarkin was Executive Vice President and Chief Financial Officer of Nestle Waters North America, overseeing the finances of a business unit that grew to $4.4 billion in sales. Before joining Nestle, Mr. Croarkin worked for Pepsico Incorporated, where he served in a number of senior financial positions around the world, including as Chief Financial Officer of Pepsi Latin America and Pepsi Canada. Mr. Croarkin started his career with AMAX, Inc., where he worked in treasury, corporate development and planning.

Mr. Croarkin currently serves as a member of the board of directors of Clearside Biomedical, a company advancing eye disease therapies by delivering drugs to the suprachoroidal space via a proprietary microinjector. From 2014 through 2020, Mr. Croarkin served on occasion as a panelist on the NASDAQ Listing Qualifications Panel. In 2018, Mr. Croarkin was elected to the Board of Waveny LifeCare Network, Inc., a not-for-profit nursing home and healthcare provider for Southwestern Connecticut’s senior population. Mr. Croarkin received his B.A. in Economics from Georgetown University and his M.B.A. in Finance from the University of Connecticut.

We believe that Mr. Croarkin’s business and finance experience at various companies in the pharmaceutical industry provides him with the qualifications and skills to serve as a member of our Board.

INDEPENDENT DIRECTOR Age: 67 Director Since: 2015 Committee: Chair - Audit

PETER J. MCDONNELL, M.D.
Peter J. McDonnell, M.D. has served as a member of our Board since June 2020.

Dr. McDonnell has been the William Holland Wilmer Professor and Director of the Wilmer Eye Institute of the Johns Hopkins University School of Medicine since 2003. Dr. McDonnell has also served as the Chief Medical Editor of Ophthalmology Times since 2004, and has served on the editorial boards of numerous ophthalmology journals.

Dr. McDonnell also serves as Immediate Past President and director of the National Alliance for Eye and Vision Research and the Alliance for Eye and Vision Research. He is Vice President of the PanAmerican Ophthalmological Association, the second largest professional organization of ophthalmologists in the world. In addition, Dr. McDonnell served as a member of the board of directors of Allergan from 2013 to 2020.

Dr. McDonnell is a graduate of the Johns Hopkins University School of Medicine and upon completion of his residency and fellowship he served as the Assistant Chief of Service at the Wilmer Eye Institute from 1987 to 1988. Dr. McDonnell served as a full-time faculty at the University of Southern California from 1988 until 1999, where he advanced to the rank of professor in 1994. In 1999 he became the Irving H. Leopold Professor and Chair of the Department of Ophthalmology at the University of California, Irvine. Dr. McDonnell is a member of the Achievement Rewards for College Scientists (ARCS) Foundation Alumni Hall of Fame.

We believe that Dr. McDonnell’s significant ophthalmology and academic experiences provide him with the qualifications and skills to serve as a member of our Board.

INDEPENDENT DIRECTOR Age: 64 Director Since: 2020 Committees: Chair - Science & Technology Member - Compensation

Aerie Pharmaceuticals, Inc.	20	2022 | Proxy Statement

OUR BOARD OF DIRECTORS

INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

RAJ KANNAN
Raj Kannan joined our Board in December 2021.

Mr. Kannan has over 25 years of experience leading and developing companies. He has effectively led and grown organizations and supported multiple successful launches across therapeutic areas in the United States and globally. Prior to joining Aerie, from June 2019 to August 2021, Mr. Kannan was the CEO and President of Chiasma, Inc., where he led the organization through the approval and the launch of the first oral therapy in over a decade for patients with acromegaly and subsequently through the acquisition by Amryt Pharma Plc. Before that, Mr. Kannan was Chief Commercial Officer at Kiniksa Pharmaceuticals, Ltd. (“Kiniksa”) from July 2018 to June 2019, where he built the commercial operations, including sales, marketing and business analytics functions. Prior to Kiniksa, from June 2014 to May 2018, Mr. Kannan served as the Global Head of the Neurology and Immunology business franchise at Merck KGaA, where he was responsible for transforming the largest franchise into a growth franchise with $2 billion in annual revenues through significant strategic shifts in investment to support new product introductions and through recalibration of pipeline investments. Before that, Mr. Kannan spent ten years at Boehringer Ingelheim International GmbH in the United States, Canada and Germany, including as Global Marketing Head of the Cardiovascular Franchise, where he was responsible for more than $3.5 billion in annual revenues.

Mr. Kannan currently serves as a non-executive board member for Amryt Pharma Plc.

Mr. Kannan received his M.B.A. from East Carolina University and his B.S. from the University of Madras.

We believe that Mr. Kannan’s experience in the pharmaceutical industry, pharmaceutical product launch business and organizational development, marketing and provide him with the qualifications and skills to serve as a member of our Board.

CHIEF EXECUTIVE OFFICER Director Age: 58 Director Since: 2021 Chief Executive Officer

JULIE MCHUGH
Julie McHugh has served as a member of our Board since June 2015.

Ms. McHugh served as Chief Operating Officer of Endo Health Solutions, Inc. from March 2010 until her retirement in May 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses. Prior to this, Ms. McHugh was Chief Executive Officer of Nora Therapeutics, Inc., a venture capital backed biotech start-up company focused on developing novel therapies for the treatment of infertility disorders. Previously, Ms. McHugh served as Company Group Chairman for Johnson & Johnson’s worldwide virology business unit, and prior to this, she was President of Centocor, Inc., a J&J subsidiary. In this role, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine). Prior to joining Centocor, Ms. McHugh led marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc.

Ms. McHugh currently serves as chair of the board of directors of Ironwood Pharmaceuticals, Inc. and member of the board of directors of Lantheus Holdings, Inc., New Xellia Group A/S, Evelo Biosciences, Inc. and Trevena Pharmaceuticals, Inc. (through May 13, 2021). Ms. McHugh previously served on the board of directors of the Biotechnology Industry Organization (BIO), the New England Healthcare Institute (NEHI), the Pennsylvania Biotechnology Association, EPIRUS Biopharmaceuticals, Inc. and ViroPharma Inc. Ms. McHugh received her M.B.A. from St. Joseph’s University and her B.S. from Pennsylvania State University.

We believe that Ms. McHugh’s pharmaceutical and business experience provides her with the qualifications and skills to serve as a member of our Board.

INDEPENDENT DIRECTOR Age: 57 Director Since: 2015 Committees: Member - Audit Member - Nominating & Corporate Governance

Aerie Pharmaceuticals, Inc.	21	2022 | Proxy Statement

OUR BOARD OF DIRECTORS

MECHIEL (MICHAEL) M. DU TOIT
Mechiel (Michael) M. du Toit has served as a member of our Board since June 2015.

In December 2017, Mr. du Toit was appointed Chief Growth Officer of Publicis Health, a division of Publicis Groupe, S.A., the third largest advertising and media company in the world. Mr. du Toit previously served as President and Chief Client Officer of Everyday Health since February 2015. Prior to this, Mr. du Toit served in various positions, including Global Group President of Publicis Healthcare Communications Group from March 2012 to February 2015. Mr. du Toit held various senior executive positions from July 2006 to February 2012 at other companies, including President of Digitas Health, where he was a founding member, Digitas Health Media and RazorFish Health. Mr. du Toit also has held executive roles at premier marketing agencies including Grey Advertising, BBD&O and Ventiv Health Communications.

Mr. du Toit also held senior marketing positions at pharmaceutical companies such as GlaxoSmithKline and Boehringer Ingelheim Pharmaceuticals. At Glaxo, as Vice President of Marketing, Mr. du Toit launched several blockbuster pharmaceutical products, including Serevent® (salmeterol) and Flonase® (fluticasone nasal). Mr. du Toit previously served as member of the National Pharmaceutical Council, Pharmaceutical Advertising Council, Advertising Club of Fairfield, Advertising Club of New York, Editorial Board of Medical Marketing and Media, Prescription Drug Advertising Coalition, and Triangle Advertising Federation. He started his career at Unilever, a consumer products company. Mr. du Toit received a B.S. in Economics and Marketing from Stellenbosch University in South Africa.

We believe that Mr. du Toit’s pharmaceutical industry and business experience provides him with the qualifications and skills to serve as a member of our Board.

INDEPENDENT DIRECTOR Age: 69 Director Since: 2015 Committee: Chair - Nominating & Corporate Governance

DAVID W. GRYSKA
David W. Gryska rejoined our Board in September 2018 after serving as a member of our Board from March 2012 through May 2015.

Mr. Gryska retired from Incyte Corp. at the end of 2018, where he was Chief Financial Officer and Executive Vice President. Mr. Gryska currently serves on the board of directors of Seattle Genetics, Inc.

Mr. Gryska has spent over 30 years as a senior executive at life science and biotechnology companies with extensive experience relating to financings, acquisitions, global expansion and strategic transactions. Prior to joining Incyte Corp., Mr. Gryska held positions including Chief Operating Officer at Myrexis, Inc., Chief Financial Officer and Senior Vice President at Celgene Corp., and Chief Financial Officer and Senior Vice President at Scios, Inc. Mr. Gryska holds a B.A. in Accounting and Finance from Loyola University in Chicago and an M.B.A. from Golden Gate University.

We believe that Mr. Gryska’s business and finance experience at various companies in the pharmaceutical industry provides him with the qualifications and skills to serve as a member of our Board.

INDEPENDENT DIRECTOR Age: 66 Director Since: 2018 Committees: Member - Audit; Member - Compensation

Aerie Pharmaceuticals, Inc.	22	2022 | Proxy Statement

OUR BOARD OF DIRECTORS

BENJAMIN F. MCGRAW, III, Pharm.D.
Benjamin F. McGraw, III, Pharm.D. has served as a member of our Board since September 2014. Dr. McGraw also served as the Company’s Interim Executive Chair from September 2021 through February 2022.

Dr. McGraw has served as Executive Chairman and Chairman and Chief Executive Officer of TheraVida, Inc., a specialty pharmaceutical company, since 2011 and 2013, respectively, Auration Biotech, Inc., a private biotechnology company focused on regenerative therapies for ear, nose and throat diseases since 2014, as a board member and as Executive Chairman of Trefoil Therapeutics Inc., an early stage biopharmaceutical company focused on developing a regenerative approach to corneal endothelial dystrophies and other diseases since 2017 and 2018, respectively, and a board member of Evommune, Inc., a private biotechnology company focused on immunology since 2021. Dr. McGraw has also served as a Managing Member of Long Shadows Asset Management, LLC, an advisory company. Previously, Dr. McGraw was Chairman, President, and Chief Executive Officer of Valentis, Inc., Corporate Vice President, Corporate Development at Allergan, Inc., and Vice President, Development at Marion Laboratories, Inc. and Marion Merrell Dow Inc.

Dr. McGraw received his B.S. and his Doctor of Pharmacy from the University of Tennessee Health Science Center, where he also completed a clinical practice residency.

We believe that Dr. McGraw’s pharmaceutical industry and business experience provides him with the qualifications and skills to serve as a member of our Board.

CHAIR OF THE BOARD Age: 73 Director Since: 2014 Committees: Chair - Compensation; Member - Nominating & Corporate Governance; Member - Science & Technology

Aerie Pharmaceuticals, Inc.	23	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Director Compensation
Pursuant to the Company’s non-employee director compensation policy, each non-employee director is eligible to receive a prorated annual cash retainer, as well as additional retainers for service as our Lead Independent Director or service on committees of the Board, as detailed below.

COMPENSATION ELEMENT	CASH COMPENSATION(1)
Board of Directors
Directors’ Annual Retainer	$50,000
Lead Independent Director Additional Retainer	$25,000

Committee Chair
Audit Committee	$20,000
Compensation Committee	$17,500
Nominating and Corporate Governance Committee	$10,000
Science and Technology Committee	$17,500

Committee Member (Non-Chair)
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$5,000
Science and Technology Committee	$7,500

(1)     All amounts are paid in quarterly installments. We reimburse each of our directors for their travel expenses incurred in connection with their attendance at Board and committee meetings.

In addition to the standing committees of the Board detailed above (the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Science and Technology Committee), the Board established a temporary Executive Search Committee of the Board (the “Executive Search Committee”) following the termination of Vicente Anido, Jr., the Company’s former Chief Executive Officer and Chairman of the Board, in September 2021, to lead the search for a new chief executive officer. The chair and each member of the Executive Search Committee received a cash retainer of $10,000 and $5,000, respectively. The Executive Search Committee was disbanded in early January 2022 soon after the appointment of Raj Kannan as the Company’s Chief Executive Officer.
Pursuant to the Company’s current non-employee director equity compensation policy, each continuing non-employee director is eligible to receive on the date of each annual meeting of stockholders an annual option award to purchase 7,800 shares of common stock and 1,750 shares of restricted stock. Stock options vest in 12 equal monthly installments and restricted stock vests on the one-year anniversary of the date of grant, subject to the director’s continued service on the Board.
In addition, newly appointed non-employee directors are eligible to receive a one-time initial option award to purchase 25,000 shares of common stock, which will vest quarterly over a three-year period subject to the director’s continued service on the Board.

Aerie Pharmaceuticals, Inc.	24	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Director Compensation Table
The following table sets forth the compensation paid to our non-employee directors for the year ended December 31, 2021, for their service on our Board. Compensation received by Mr. Kannan, Dr. McGraw and Dr. Anido, each of whom served on the Board of Directors during the last fiscal year, are included in the Summary Compensation Table. Mr. Kannan and Dr. Anido did not receive any compensation in respect of their service on the Board for fiscal year 2021.

NAME	FEES EARNED OR PAID IN CASH	OPTION AWARDS		STOCK AWARDS		TOTAL

Gerald D. Cagle, Ph.D.	$62,500	$70,302	(1)(2)	$28,367	(3)	$161,169
Richard Croarkin	$70,381	$70,302	(1)(4)	$28,367	(3)	$169,050
Mechiel (Michael) M. du Toit	$65,000	$70,302	(1)(4)	$28,367	(3)	$163,669
David W. Gryska	$70,000	$70,302	(1)(5)	$28,367	(3)	$168,669
Peter J. McDonnell, M.D.	$62,500	$70,302	(1)(6)	$28,367	(3)	$161,169
Julie McHugh	$75,000	$70,302	(1)(4)	$28,367	(3)	$173,669
(1)The amounts represent the grant date fair value of an option to purchase 7,800 shares of common stock granted on June 17, 2021, all of which were outstanding as of December 31, 2021. Each option is scheduled to vest in 12 equal monthly installments commencing on June 17, 2021. The grant date fair value was computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in the notes to our audited consolidated financial statements incorporated herein by reference to our Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 25, 2022.
(2)In addition to the option awards granted during 2021, this director has options to purchase 94,900 shares of common stock, all of which were outstanding as of December 31, 2021.
(3)The amounts represent the grant date fair value of 1,750 shares of restricted stock granted on June 17, 2021, which are scheduled to fully vest on June 17, 2022. The grant date fair value was computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in the notes to our audited consolidated financial statements incorporated herein by reference to our Form 10-K filed with the SEC on February 25, 2022.
(4)In addition to the option awards granted during 2021, this director has options to purchase 68,400 shares of common stock, all of which were outstanding as of December 31, 2021.
(5)In addition to the option awards granted during 2021, this director has options to purchase 40,600 shares of common stock, all of which were outstanding as of December 31, 2021.
(6)In addition to the option awards granted during 2021, this director has options to purchase 25,000 shares of common stock, all of which were outstanding as of December 31, 2021.

Aerie Pharmaceuticals, Inc.	25	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Information about Corporate Governance
Board of Directors and Corporate Governance Guidelines
Our corporate governance guidelines provide a framework for the governance of the Company as a whole and describe the principles and practices that our Board follows in carrying out its responsibilities.
In accordance with our corporate governance guidelines, the Board does not involve itself in the day-to-day operations of the Company. The Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company and its stockholders. In this oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the Company’s stockholders. The Board selects and oversees members of senior management, who are charged by the Board with conducting the business of the Company.
Our directors fulfill their duties and responsibilities by attending meetings of the Board, which are held from time to time, and as applicable, meetings of the four standing committees of the Board (the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Science and Technology Committee), which are also held from time to time.
The Board held thirty-two meetings during the year ended December 31, 2021. Of the thirty-two meetings held during such period, five meetings were held in person and twenty-seven meetings were held telephonically or via video teleconference. In addition, the Board acted by unanimous written consent four times during the year ended December 31, 2021. Each incumbent director attended one hundred percent (100%) of the meetings of the Board held during the period for which he or she served as a director during the year ended December 31, 2021. In addition, each incumbent director attended one hundred percent (100%) of the meetings of the committee(s) on which that director served during such period.
It is our policy to encourage our directors to attend the Annual Meeting. All nominees for director and all directors continuing in office then serving attended our 2021 Annual Meeting. It is currently anticipated that all members of the Board who are standing for election at the Annual Meeting or continuing in office following the Annual Meeting will be in attendance at the 2022 Annual Meeting.
Board of Directors’ Independence
Under the listing requirements and rules of the NASDAQ Global Market (“NASDAQ”), independent directors must represent a majority of a listed company’s board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent within the meaning of applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our Board has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. As a result of this review, our Board determined that as of April 26, 2022, Dr. Cagle, Mr. Croarkin, Mr. du Toit, Mr. Gryska, Dr. McDonnell, Dr. McGraw and Ms. McHugh qualify as “independent” directors within the meaning of the NASDAQ rules. As required under applicable NASDAQ rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The purpose of these executive sessions is to promote open and candid discussion among the non-employee directors.

Aerie Pharmaceuticals, Inc.	26	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Committees of the Board of Directors
The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee. The following table provides membership information at December 31, 2021 and lists the number of meetings held during 2021, for each committee:

NAME	AUDIT	NOMINATING AND CORPORATE GOVERNANCE	COMPENSATION

Gerald D. Cagle, Ph.D.		X	X
Richard Croarkin**	X		X*
Mechiel (Michael) M. du Toit		X*
David W. Gryska**	X*
Peter J. McDonnell, M.D.		X	X
Julie McHugh	X	X
Total meetings in 2021	10	4	15

*	Committee Chair
**	Financial Expert

Note: Dr. McGraw, III, Pharm.D, served as Lead Independent Director until his September 2021 appointment to Interim Executive Chair of the Board of Directors. Refer to the section below entitled “Executive Compensation” for additional information.
The Executive Search Committee was established to lead the search for a new chief executive officer. The members of our Executive Search Committee were Ms. McHugh (Chair) and Mr. du Toit. The Executive Search Committee was disbanded in early January 2022 soon after the appointment of Raj Kannan as the Company’s Chief Executive Officer.
The Science and Technology Committee was established by the Board on December 9, 2021, and did not meet during the year ended December 31, 2021. The members of the Science and Technology Committee are Dr. McDonnell (Chair), Dr. Cagle and Dr. McGraw.
Audit Committee
The members of our Audit Committee are currently Mr. Croarkin, Mr. Gryska and Ms. McHugh. Mr. Croarkin currently serves as chair of the Audit Committee. As of December 31, 2021, the members of our Audit Committee were Mr. Gryska (Chair), Mr. Croarkin and Ms. McHugh. The Audit Committee held ten meetings during the year ended December 31, 2021. Of the ten meetings held during such period, four meetings were held in person and six meetings were held telephonically or via video teleconference. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and which is available on our website at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not incorporate by reference the information on our website into this proxy statement.
Our Board has determined that Mr. Croarkin, Mr. Gryska and Ms. McHugh are independent as independence is currently defined in Rule 5605 of the NASDAQ listing standards and Rule 10A-3 under the Exchange Act. In addition, our Board has determined that each member of the Audit Committee is financially literate and that Mr. Gryska and Mr. Croarkin each qualifies as an “audit committee financial expert” as defined in applicable SEC rules. In making this determination, our Board considered the formal education as well as the nature and scope of their previous professional experience, coupled with past and present service on various audit committees.

Aerie Pharmaceuticals, Inc.	27	2022 | Proxy Statement

OUR BOARD OF DIRECTORS

AUDIT COMMITTEE	KEY FUNCTIONS & RESPONSIBILITIES

Chair: Richard Croarkin Other Members: David W. Gryska Julie McHugh
•Reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management, and recommending to the Board whether to include the financial statements in the annual reports filed with the SEC;

•discussing the type of information to be disclosed and the type of presentation to be made regarding financial information and other disclosures and guidance to analysts;

•overseeing our disclosure controls and procedures, including internal control over our financial reporting, and reviewing and discussing our management’s periodic review of the effectiveness of our internal controls over financial reporting;

•reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, matters concerning the scope, adequacy and effectiveness of our financial controls and any other matters, correspondence or reports that raise issues with or could have a material effect on our financial statements;

•retaining, appointing, setting compensation of and evaluating the performance, independence, internal quality control procedures and qualifications of our independent auditors, as required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”);

•reviewing and approving in advance the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services to be performed by our independent registered public accounting firm or any other registered public accounting firm;

•reviewing with our independent registered public accounting firm the planning and staffing of the audit, including the rotation requirements and other independence rules;

•reviewing and, if acceptable, approving any related person transactions in accordance with our related party transaction policy;

•overseeing and discussing with management our policies with respect to risk assessment and risk management, and any significant financial and operational risk exposures;

•setting policies for our hiring of employees or former employees of our independent registered public accounting firm.

•reviewing the adequacy of our Audit Committee charter at least annually;

•establishing procedures for receipt, retention and treatment of complaints regarding internal accounting controls and auditing matters, and for confidential, anonymous submissions of accounting and auditing concerns by employees; and

•monitoring compliance with legal and regulatory requirements and approving or disapproving any related-persons transactions after due consideration of any such related-person transaction.

Aerie Pharmaceuticals, Inc.	28	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT(1)(2)
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2021, with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the Securities and Exchange Commission.

Aerie Pharmaceuticals, Inc.
Audit Committee
David W. Gryska, Chair
Richard Croarkin
Julie McHugh

(1)The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under either the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2)The material in this report was approved by the Audit Committee on February 15, 2022. As of such date, the members of the Audit Committee were David W. Gryska (Chair), Richard Croarkin and Julie McHugh.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are currently Mr. du Toit, Dr. Cagle, Dr. McGraw and Ms. McHugh. Mr. du Toit currently serves as chair of the Nominating and Corporate Governance Committee. As of December 31, 2021, the members of the Nominating and Corporate Governance Committee were Mr. du Toit (Chair), Dr. Cagle, Dr. McDonnell and Ms. McHugh. The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2021. Of the four meetings held during such period, three meetings were held in person and one meeting was held telephonically or via video teleconference. In addition to such meetings, during the year ended December 31, 2021, the members of the Nominating and Corporate Governance Committee engaged in periodic informal discussion amongst themselves regarding the responsibilities of the Nominating and Corporate Governance Committee.
Our Board has determined that all members of our Nominating and Corporate Governance Committee are independent as independence is currently defined in Section 5605 of the NASDAQ listing standards. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of NASDAQ and which is available on our website at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not incorporate by reference the information on our website into this proxy statement.

Aerie Pharmaceuticals, Inc.	29	2022 | Proxy Statement

OUR BOARD OF DIRECTORS

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	KEY FUNCTIONS & RESPONSIBILITIES

Chair: Mechiel (Michael) M. du Toit Other Members: Gerald D. Cagle, Ph.D. Benjamin F. McGraw, III, Pharm.D. Julie McHugh

•Identifying, considering and nominating candidates to serve on our Board;

•developing and recommending the minimum qualifications for service on our Board;

•overseeing the evaluation of the Board and management on an annual basis;

•considering nominations by stockholders of candidates for election to the Board;

•reviewing annually the independence of the non-employee directors and members of the independent committees of the Board;

•review the composition of the Board as a whole and recommend to the Board, if necessary, any measures to be taken so that the Board contains at least the minimum number of independent directors as may be required by applicable SEC and NASDAQ rules and reflects the balance of knowledge, experience, skills, expertise, integrity, ability to make analytical inquiries and diversity as a whole that the Nominating and Corporate Governance Committee deems appropriate;

•make recommendations to the Board regarding the chairperson, membership, size and composition of each standing committee of the Board and make recommendations to the Board regarding individual directors to fill any committee vacancies;

•review the suitability for continued service as a director of each Board member when his or her term expires and recommend to the Board whether such director should be re-nominated for re-election;

•periodically review the size of the Board and recommend to the Board any appropriate changes;

•review any proposed changes to our certificate of incorporation, by-laws and other corporate governance documents, and make recommendations to the Board with respect to any such changes;

•oversee compliance with, and consider any requests for waivers under, our corporate governance guidelines, our Code of Ethics and other documents and policies constituting our corporate governance framework and report on any waiver of our Code of Ethics to the Board (provided that any waiver of our Code of Ethics with respect to our executive officers or any director may only be granted by the full Board);

•oversee ESG strategy and policies and review our operations with senior management to assess our progress in realizing these values;

•developing the overall framework for the annual self-evaluation conducted by the Board and each of its committees;

•reviewing the adequacy of its charter, our corporate governance guidelines and our Code of Ethics on an annual basis and recommending to our Board any changes to our corporate governance guidelines and Code of Ethics deemed appropriate;

•considering questions of possible conflicts of interest of directors as such questions arise with regard to outside directorship commitments; and

•considering whether a director has sufficient time available to continue to perform all Board and committee responsibilities and duties effectively, taking into account, among other factors, service as a director on other public company boards.

Aerie Pharmaceuticals, Inc.	30	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Compensation Committee
The members of our Compensation Committee are currently Dr. McGraw, Mr. Gryska, Dr. Cagle and Dr. McDonnell. Dr. McGraw currently serves as the chair of the Compensation Committee. As of December 31, 2021, the members of our Compensation Committee were Mr. Croarkin (Chair), Dr. Cagle and Dr. McDonnell. Dr. McGraw served as chair of the Compensation Committee through September 2021 when he became Interim Executive Chair of the Board of Directors, and resumed service as Chair of the Compensation Committee on March 1, 2022. The Compensation Committee held fifteen meetings during the year ended December 31, 2021. Of the fifteen meetings held during such period, one meeting was held in person and fourteen meetings were held telephonically or via video teleconference. All members of our Compensation Committee are independent pursuant to the definition contained in Section 5605 of the NASDAQ listing standards. The Compensation Committee operates under a written charter that satisfies the applicable standards of NASDAQ and is available on our website at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not incorporate by reference the information on our website into this proxy statement.

COMPENSATION COMMITTEE	KEY FUNCTIONS & RESPONSIBILITIES

Chair: Benjamin F. McGraw, III, Pharm.D. Other Members: Gerald D. Cagle, Ph.D. David W. Gryska Peter J. McDonnell, M.D.
•Approving the compensation and other terms of employment of our Chief Executive Officer, which are then reviewed and ratified by our Board;

•approving or recommending to our Board the compensation and other terms of employment of our executive officers;

•approving annually the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and assessing at least annually our Chief Executive Officer’s performance against these goals and objectives;

•reviewing annually our compensation strategy, including base salary, incentive compensation and equity-based grants, as well as adoption, modification or termination of this compensation;

•evaluating at least annually and recommending to our Board the type and amount of compensation to be paid or awarded to non-employee Board members;

•reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•overseeing the Company’s strategy and policies related to human capital management, including with respect to matters such as diversity and inclusion; talent and development; health and safety; and compensation and benefits; and

•reviewing the adequacy of our Compensation Committee charter on an annual basis.

As part of its process for approving or recommending to the Board the compensation for our senior executives, the Compensation Committee reviews and considers the recommendations made by our Chief Executive Officer, other than for the chief executive officer.
In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, but only to the extent consistent with our amended and restated certificate of incorporation, amended and restated by-laws, NASDAQ rules and other applicable law.
In addition, pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The Compensation Committee continued its engagement with ClearBridge Compensation Group (“ClearBridge”) as its independent compensation advisor for the fiscal year ended December 31, 2021.

Aerie Pharmaceuticals, Inc.	31	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Compensation Committee Interlocks and Insider Participation
Dr. McGraw, Mr. Croarkin, Dr. Cagle and Dr. McDonnell served on our Compensation Committee during the fiscal year ended December 31, 2021. None of Mr. Croarkin, Dr. Cagle or Dr. McDonnell have ever been an officer or employee of the Company. Upon Dr. McGraw’s September 2021 appointment to Interim Executive Chair of the Board of Directors, Dr. McGraw ceased his service as a member of the Compensation Committee. None of our executive officers served as a member of the board of directors or compensation committee of any other entity that has one or more of its officers serving on our Board or Compensation Committee during the fiscal year ended December 31, 2021. No member of our Compensation Committee had any relationship with the Company or any of its subsidiaries during fiscal year 2021 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. Effective as of March 1, 2022, Dr. McGraw resumed his service as member and Chair of the Compensation Committee.
Science and Technology Committee
The members of our Science and Technology Committee are currently Dr. McDonnell, Dr. Cagle and Dr. McGraw. Dr. McDonnell currently serves as chair of the Science and Technology Committee. The Science and Technology Committee was established by the Board on December 9, 2021, and did not meet during the year ended December 31, 2021.
Our Board has determined that all members of our Science and Technology Committee are independent as independence is currently defined in Section 5605 of the NASDAQ listing standards. The Science and Technology Committee operates under a written charter that satisfies the applicable standards of NASDAQ and which is available on our website at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not incorporate by reference the information on our website into this proxy statement.

SCIENCE AND TECHNOLOGY COMMITTEE	KEY FUNCTIONS & RESPONSIBILITIES

Chair: Peter J. McDonnell, M.D. Other Members: Gerald D. Cagle, Ph.D. Benjamin F. McGraw, III, Pharm.D.
•Reviewing, evaluating and reporting to the Board regarding the performance of the Company’s research and development activities and initiatives in achieving long-term strategic goals and objectives and the quality and direction of the Company’s biopharmaceutical research and development programs;

•identifying and discussing significant science and technology issues and trends;

•overseeing external expert research and development review pertaining to the Company’s therapeutic initiatives;

•reviewing the Company’s approaches to acquiring and maintaining a range of distinct technological positions (including, but not limited to, grants, collaborative efforts, alliances and venture capital investments);

•overseeing the Company’s investment in research and development efforts;

•reviewing and overseeing the development and maintenance of the Company’s product pipeline;

•periodically reviewing the Company’s patent strategies;

•coordinating with the Compensation Committee in establishing any pipeline performance metric under the Company’s incentive compensation programs and reviewing performance results; and

•reviewing the adequacy of our Science and Technology Committee charter on an annual basis.

Board Leadership
Our Board selects a chair based on what it believes is in the best interests of the Company and our stockholders. The Board does not have a fixed policy on whether the role of chair and chief executive officer should be separate or combined, and if it is to be separate, whether the chair should be selected from the independent directors or should be an employee of the Company.

Aerie Pharmaceuticals, Inc.	32	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Dr. McGraw served as the lead independent director through September 2021 when he was appointed Interim Executive Chair of the Board of Directors in connection with the termination of Dr. Vicente Anido Jr., our former Chief Executive Officer and Chairman of the Board. Effective March 1, 2022, Dr. McGraw resumed his status as an independent director and remained Chair of the Board. The Board appointed Raj Kannan as the Company’s Chief Executive Officer effective December 20, 2021. Our Board believes that this leadership structure is presently appropriate for the Company given Mr. Kannan’s extensive experience with and knowledge of the pharmaceutical industry and his ability to effectively identify strategic priorities for the Company. Furthermore, our Board believes that separating the roles of chief executive officer and chair will promote successful execution of strategic goals and facilitate information flow between management and our Board. Our Board believes that this leadership structure allows Mr. Kannan to set the overall direction of the Company and provide day-to-day leadership of management while having the benefit of counsel and guidance from the Chair of the Board, who is also independent. In addition, as a policy of the Board, other independent directors are from time to time requested to oversee executive sessions at which only independent directors are present. Our Board believes this policy contributes to the active participation of each independent director in the leadership function of the Board. Because the roles of Chair of the Board and Chief Executive Officer are separated (with Mr. Kannan presently serving as the Company’s Chief Executive Officer and Dr. McGraw presently serving as Chair of the Board), there is currently no lead independent director.
As noted above, Dr. McGraw served as the lead independent director through September 2021 when he was appointed Interim Executive Chair of the Board of Directors, following Dr. Anido’s departure as both CEO and Chairman of the Board. Our corporate governance guidelines require that whenever the chair of the Board is also the chief executive officer or is otherwise a director who does not qualify as an independent director that the independent directors of the Board elect from among themselves a lead independent director. When and as required pursuant to our corporate governance guidelines, a lead independent director is to be elected at least once annually following the nomination of an independent director as a lead independent director nominee by our Nominating and Corporate Governance Committee and the election, by a majority vote of the Board’s independent directors, of such nominee or another independent director of the Board.
The primary responsibilities of the lead independent director are set forth in our corporate governance guidelines and include, among other things: providing leadership and service as temporary chair or chief executive officer in the event of the inability of the current chair or chief executive officer to fulfill his or her role due to crisis or other circumstances and acting as a liaison between the independent directors and the chair when and as necessary. Additionally, the lead independent director, pursuant to the corporate governance guidelines, may assist the CEO in setting Board meeting agendas and may call meetings of the independent directors of the Board when and as determined to be necessary or appropriate.
Risk Oversight
Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing the Company. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee is responsible for overseeing our significant financial and operational risk exposures and the steps our management has taken to monitor and control these exposures.
The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-persons transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and our Code of Ethics. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Code of Ethics
We are committed to the highest standard of honest and ethical behavior and integrity in carrying out our business activities. We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for

Aerie Pharmaceuticals, Inc.	33	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
financial reporting, and sets forth the same expectation for our suppliers, contractors and agents. The Code of Ethics is available on our website at www.aeriepharma.com. In the event of an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, we intend to satisfy applicable disclosure requirements by posting such information on our website at the Internet address set forth above. The inclusion of our website address here and elsewhere in this proxy statement does not incorporate by reference the information on our website into this proxy statement.
Stockholder Communications with Our Board of Directors
Stockholders wishing to communicate directly with our Board may send correspondence to John W. LaRocca, Esq., Secretary, c/o Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703. Stockholders may also visit our website at www.aeriepharma.com and select “Contact Us” to communicate online with us.

Aerie Pharmaceuticals, Inc.	34	2022 | Proxy Statement

OUR BOARD OF DIRECTORS
Environmental, Social and Governance and Human Capital

ESG
We are dedicated to the principles of environmental stewardship, social responsibility, good corporate governance and human capital. We consider these ESG principles to be among our most important values and therefore integrate them in our ongoing and strategic activities. We believe incorporating these values and practices into our operations not only improves our performance but also creates a sustainable and growth-oriented culture that benefits our employees, our customers and our investors. Our Nominating and Corporate Governance Committee of the Board of Directors reviews our progress with senior management in realizing these values. In 2022, we formed a cross-functional team to identify, track, measure and disclose ESG factors that management considers to be material to our business. With our Board of Directors’ leadership, we continue to evaluate our ESG practices and to integrate them sustainably into our business.
Environmental Impact
We recognize our responsibility to be environmentally conscious and to contribute to the global effort of tackling climate change, moving toward a low-carbon economy and expanding the use of renewable energy. We employ green processes, materials, practices, equipment and technologies where feasible throughout our operations to foster conservation and reduce waste, as discussed below.
As part of our commitment to sustainability, we utilize renewable energy at our Athlone plant in Ireland, where we receive 100% of our electricity from renewable sources and the electric supply is 100% carbon neutral.
We minimize energy consumption using various power-saving technologies designed to consume electrical power only when needed. The majority of our office space in the U.S. is Leadership in Energy and Environmental Design (“LEED”) certified, and both our Athlone plant and our implant manufacturing facility in Durham, North Carolina, were built from end-to-end with sustainability and good manufacturing practices in mind. In our implant manufacturing facility in North Carolina, we installed a state of the art building management system that enables us to maintain control of heating, ventilation and air conditioning with an economy mode feature during off-peak hours. In addition, we continue to develop an energy management system at our Athlone plant that includes energy monitoring and reduction.
In 2021, we recycled 76% and recovered 23.5% of the non-hazardous waste produced at our Athlone plant, resulting in a total of 99.5% of recycled or recovered non-hazardous waste. In Durham, North Carolina, we also reduced our hazardous waste 37% from 2019 to 2021.
In our Durham, North Carolina facility, we have a team that actively monitors our progress towards our Hazardous Waste Minimization Plan, which was formalized in early 2022 to reduce the volume and toxicity of waste generated using practicable methods of treatment, storage or disposal.
We have also instituted environmentally conscious programs into the work environment for our employees by implementing recycling and composting programs, offering water dispensers to reduce plastic bottle waste and providing electric automobile charging stations in our employee parking areas.
Through these programs and continuous improvement, we strive to reduce our waste while maximizing the proportion that may be recycled. Looking to the future, we plan to continue to further enhance our sustainability posture through detailed monitoring and management of our energy, water and waste management practices.
Social Responsibility
From a social responsibility perspective, we are focused on the needs of patients, physicians and the communities we serve, including supporting patient advocacy through philanthropic donations. We have donated hundreds of thousands of dollars to causes that we believe are important to society. These donations were directed to support glaucoma research and glaucoma patient education through ongoing collaborations with the Glaucoma Research Foundation, to help fund free cataract surgery for 1,186 indigent patients in the United States over the past four years through a continuing match program with the American Society of

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Cataract Refractive Surgery Foundation and promote the empowerment of women in ophthalmology as a lead sponsor of Women in Ophthalmology. In addition, these donations were also directed to accelerate treatments and cures for retinal diseases for the next generation through the Foundation Fighting Blindness and expand opportunities for young physicians from groups that are underrepresented in medicine or who want to work in underserved communities through support of the National Medical Association’s Rabb-Venable Excellence in Ophthalmology Research Program. We are also involved with the Association for Research in Vision and Ophthalmology Leadership Development Program and have been named a 2022 Association for Research in Vision and Ophthalmology Foundation Honoree. Additionally, we have promoted diversity in the ophthalmic industry as a corporate partner of Ophthalmic World Leaders.
Our business practices reflect our commitment to protecting the rights and well-being of our patient volunteers who participate in clinical trials and, as such, we have policies and procedures in place to ensure our clinical trial practices comply with laws and regulations in all countries in which we operate clinical trials and meet our high ethical standards. See “Human Capital—Health and Safety” below.
We also strive to be socially conscious in our employment practices. We support diversity in our hiring practices and follow a management philosophy that integrates social responsibility and the highest governance standards. We established an Affirmative Action Plan in 2018 as an Office of Federal Contract Compliance Programs compliance requirement. We are committed to improving the diversity of our employees in each area where we are underrepresented. All managers are trained in Equal Employment Opportunity compliant recruiting and interviewing practices. See “Human Capital—Diversity and Inclusion” below.
Governance
From a governance perspective, our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and our Code of Ethics and oversees our ESG strategy and policies. Our Audit Committee, which monitors our compliance with legal and regulatory requirements, has consistently received very high ratings for independence and competency. We have established and follow our ACE program to ensure integrity in our activities and compliance with all legal and regulatory requirements applicable to our operations. Our Chief Compliance Officer manages the ACE program. As we continue to build our company, we will continue to keep the environment, our social responsibility and governance considerations at top of mind.
Human Capital
To successfully attract and retain highly professional and skilled employees, it is crucial that we offer a diverse, inclusive and safe workplace. Our recruitment process begins with hiring individuals that we believe fit well with our strong corporate culture and shared values. In 2021, we hired Raj Kannan as our new Chief Executive Officer, who we believe personifies our shared values and exhibits behaviors that fit well with our culture. We have a philosophy of investing in our employees by providing the necessary resources to grow professionally through our training and development programs, which will ultimately help drive company success. We reward our employees by offering a competitive compensation and benefits package, including incentive-based awards, which we believe motivates our employees and drives company performance. We also seek to engage and give back to the community through donations and fundraising for organizations providing help for those with glaucoma, as discussed in “—ESG” above.
As of December 31, 2021, we employed approximately 376 full-time employees, of which 294 were employed in the United States and 82 were employed outside the United States. Most of our employees outside of the United States primarily support our manufacturing operations in Athlone, Ireland. Of our total employee population, there were 151 in customer-facing roles which include sales force, marketing and medical affairs, 103 in research and development, 68 in product manufacturing and 54 in general and administrative support roles such as human resources, finance, legal and information technology. We are committed to providing our employees with a positive work environment that helps them realize their full potential and helps them contribute to the success of our company. None of our employees are represented by any collective bargaining unit. We believe that we maintain good relations with our employees.
Diversity and Inclusion
We have a strong commitment to continue to build a diverse and inclusive work environment that fosters a positive culture. We believe our diverse workforce brings a wide array of skills and experiences that help increase innovation and strategic thinking and ultimately contribute to the success of our company. All of our ongoing and planned clinical studies have no exclusions to

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participation based on race, sexual orientation or gender. In addition, we are committed to exploring options to encourage diversity and accessibility to our clinical trials.
As part of our commitment to racial equity, we have conducted field listening programs, a pilot diversity seminar as well as an analysis of progress in line with racial equity goals. We take deliberate measures to ensure we lead by example in promoting racial equity in hiring, promotion and opportunities within the Company.
Our hiring practices reflect our commitment to increase diversity and inclusion among our employees, as shown below:
•We diligently review and maintain pay equity for employees of all races and for both female and male employees within our organization.
•From a governance perspective, our Compensation Committee of the Board of Directors provides oversight of our policies, programs and initiatives focusing on workforce diversity and inclusion.
•As of December 31, 2021, over a quarter of our employees in the United States identify as a racial or ethnic minority, with approximately a quarter of management employees in the United States, identifying as a racial or ethnic minority group member.
•As of December 31, 2021, the female to male ratio for our total employee population was approximately 1:1.
Talent and Development
The success of our company is highly dependent on the performance, skills and industry knowledge of our employees. A significant proportion of our employee base is comprised of professionals who have had prior experience with pharmaceutical and biotechnology companies. To attract and retain such highly qualified talent, we invest significant resources to further develop our employees and provide opportunities that help them achieve career goals and lead our organization. All employees have access to technical and “soft skill” career development materials online and materials designed in-house to help support them throughout their career.
We maintain a robust technical training curriculum for all our employees and executives based on function. These curricula incorporate training addressing specific regulatory requirements germane to the performance of specific functions. The training for our manufacturing, scientific and quality personnel, for example, includes modules focusing on our good manufacturing and laboratory practices as well as proper documentation and reporting.
Through our “soft skill” training and development programs, we provide training that helps employees increase their performance and productivity. We also provide focused development for managers, directors and aspiring leaders of the future who are designated as “key talent” based on performance and leadership potential.
In addition to technical and “soft skill” training, all of our employees are required to regularly train on our Code of Ethics, receive cyber security training and receive harassment training. We believe a well-trained employee base is the best way to ensure proper business operations and to best ensure the establishment of a collaborative and supportive corporate culture.
In keeping with our commitment to the highest standards of honest and ethical behavior and integrity in carrying out our business activities, all of our employees who interact with health care professionals on behalf of our company are required to be trained in, and knowledgeable of, not only the Code of Ethics but also our Healthcare Compliance Manual (“HCM”). The HCM is a compendium of our standards intended to not only help ensure continued compliance with the prevailing laws, regulations and standards of our industry, but also to provide a framework for our expectations for employee behavior, operational excellence and risk mitigation to help us achieve our broader organizational goals of discovering and delivering new technologies and safe and efficacious therapies to those in medical need. The HCM builds on the Code of Ethics and governs how our employees engage with the healthcare community when conducting promotional activities and scientific exchanges as well as financial interactions. All such employees or those in areas who support those activities are required to follow these policies.
Health and Safety
We are dedicated to creating and maintaining a work environment where our employees feel safe to carry out their responsibilities. We regularly review health and safety legislation to ensure compliance with current standards; we identify and monitor potential health and safety hazards; we coordinate emergency and fire drills; and we train our employees to avoid or minimize any potential risks within the workplace. The health and safety of our employees, patients, prescribers, and community are of utmost importance to us and we strive to comply with all requirements and mandates from various agencies and governments.

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We value the patient volunteers who participate in clinical trials and we are committed to protecting their rights and well-being. As such, we have policies and procedures in place to ensure our clinical trial practices comply with laws and regulations in all countries in which we operate clinical trials and meet our high ethical standards. For example, we adhere to Good Clinical Practices (“GCP”) guidelines and Good Manufacturing Practices (“GMP”) standards to ensure the rights and well-being of our clinical trial participants are protected. In addition, our clinical trial sites are GCP-certified and our manufacturing sites are GMP-certified. We also have protocols in place to obtain informed consent from patients participating in our clinical trials. In addition, we have procedures in place specific to the COVID-19 pandemic allowing us to adapt to the needs of participants, clinical sites and employees, as changes may occur, to ensure first and foremost safety while protecting data integrity.
In our research and manufacturing facilities, we maintain a safety-first culture and seek to minimize workplace incidents and minimize risks and hazards. We have created and implemented processes to help reduce the frequency and severity of safety events. These processes include an Illness and Injury Prevention Program and a Safety Committee, which reviews and monitors our safety performance closely. Through our efforts, we had a recordable incident rate of 1.1 (recordable incidents per 100 employees, as defined by the U.S. Occupational Safety and Health Administration, “OSHA”) at our Athlone plant and no recordable incidents in our U.S. facilities in 2021. In comparison, the OSHA incident rate was 1.6 for the U.S. pharmaceutical and medicine manufacturing industry in 2020.
In response to the COVID-19 pandemic, we have taken precautionary measures to protect our employees and our stakeholders by adapting company policy to maintain the continuity of our business. We have adapted our facilities and work practices and implemented all necessary safety controls in line with governmental health policy guidelines. In taking measures intended to protect our employees, customers and vendors from contracting and/or spreading COVID-19, in the United States we have established an employee vaccination and weekly testing policy based on guidance from the Centers for Disease Control (“CDC”) and Prevention, OSHA and the Equal Employment Opportunity Commission (“EEOC”) that is designed to comply with all applicable federal, state, and local laws. In Ireland, we follow Irish governmental health policy guidelines with respect to COVID-19. We also continue to encourage our employees to work remotely to the extent feasible and to limit air travel to essential business meetings or events to minimize the risk of infection among our employees. In addition, we have formed interdisciplinary teams to (i) focus on company-wide communication about the COVID-19 pandemic and its impact on our business and (ii) discuss, recommend and supervise the implementation of physical measures at our sites to best ensure employee safety. For example, to further support our employees at the Athlone plant, we have implemented a Well-being Program to boost communication, engagement and wellness initiatives. With precautionary measures in place company-wide, we continue to operate effectively as most of our manufacturing plant personnel are working on site and the balance of our total workforce has the flexibility to work remotely through a hybrid work environment. Especially important in light of the COVID-19 pandemic, we provide all of our employees with excellent healthcare benefits and we make every effort to provide high levels of coverage at the most affordable cost possible.
Compensation and Benefits
To compete in a highly competitive job market and attract, retain and reward outstanding talent, we offer our employees a comprehensive compensation package which includes competitive salaries and benefit programs.

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Our well-designed compensation package includes the following:

•competitive salaries and annual bonuses;
•equity compensation plans: stock options and restricted stock;
•employee stock purchase plan in which employees may purchase company stock at a discounted price;
•401(k) plan with 401(k) company match;
•premium health and dental insurance;
•life insurance;
•short-term and long-term disability insurance and workers’ compensation insurance;
•paid time off, paid sick leave and holidays; and
•personal leave of absence, military leave and family medical leave.
We proactively advocate and support programs that benefit our employees’ well-being and flexibility to help our employees sustain high performance, productivity and engagement. Our comprehensive health and benefits programs, including employee assistance programs, offer a wide range of resources and tools, covering areas including preventive health, mental and physical health, fitness, nutrition, financial support and personal well-being.
Our equity compensation plans, pursuant to which we may grant stock options, restricted stock and other equity-based awards, are designed to align employees’ interests with our stockholders’ interests and motivate effective performance which drives company success. We also maintain an employee stock purchase plan under which substantially all employees may purchase Aerie common stock through payroll deductions and lump sum contributions at a price equal to 85% of the lower of the fair market value of the stock as of the beginning or end of the offering periods.

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PROPOSAL 1
PROPOSAL 1
Election of Directors

DIRECTOR NOMINEE	CLASS	AGE(1)	POSITION(S) HELD	DIRECTOR SINCE	CURRENT TERM EXPIRES(2)

Richard Croarkin	III	67	Independent Director	2015	2022
Peter J. McDonnell, M.D.	III	64	Independent Director	2020	2022
(1)     Age as of April 11, 2022.
(2)     Represents date of annual meeting for that year.
Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated Mr. Croarkin and Dr. McDonnell for re-election as Class III directors at the Annual Meeting.
There are no arrangements or understandings between any director or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
If the nominees listed above are elected, they will hold office until the annual meeting of stockholders to be held in 2025 or until their successors have been duly elected and qualified.
Vote Required
Directors are elected by a plurality of the votes cast at the meeting by the holders of shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. We will count shares represented by executed proxies, if authority to do so is not withheld, as voting for the election of the two nominees named above. If any nominee becomes unavailable for election because of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board.
Our Recommendation

✓	The Board of Directors unanimously recommends a vote FOR each of the nominees as set forth above.

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PROPOSAL 2
PROPOSAL 2
Ratification of Appointment of
Independent Registered Public Accounting Firm
The Company’s stockholders are being asked by the Audit Committee of the Board to ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The Audit Committee is solely responsible for selecting the Company’s independent registered public accounting firm, and stockholder approval is not required to appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. However, the Board believes that submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. If the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.
Representatives of PricewaterhouseCoopers LLP are expected to participate in the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.
Vote Required
This proposal requires an affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the proposal.
Our Recommendation

✓
The Board of Directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Pre-Approval Policies and Procedures
Our Audit Committee pre-approves all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis. All of the services described below were approved by our Audit Committee.

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PROPOSAL 2
Independent Registered Public Accounting Firm Fees and Services
During the fiscal years ended December 31, 2021 and 2020, we retained PricewaterhouseCoopers LLP to provide audit services. The following table represents aggregate fees billed or to be billed to us by PricewaterhouseCoopers LLP for services performed for the fiscal years ended December 31, 2021 and 2020:

FEES	2021	2020

Audit Fees (1)	$1,825,050	$1,460,000
Audit-related Services (2)	1,650	1,650
Tax Fees (3)	—	38,728
All Other Fees (4)	16,300	16,300
Total	$1,843,000	$1,516,678
(1)Audit fees consist of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements as well as new transactions during the period.
(2)Audit-related fees consist of fees for financial statement preparation services.
(3)Tax fees are fees for tax consulting and advice.
(4)All other fees relate to professional services not included in the categories above, including fees related to a subscription to an accounting research tool.

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EXECUTIVE OFFICERS
EXECUTIVE OFFICERS

Information about Our Executive Officers
The following table sets forth certain information about our current executive officers.

EXECUTIVE	AGE (1)	POSITION(S) HELD

Raj Kannan(2)	58	Chief Executive Officer and Board Member
Peter Lang	50	Chief Financial Officer
Casey C. Kopczynski, Ph.D.	60	Chief Innovation Officer, Head of Research and External Innovation
John W. LaRocca, Esq.	57	General Counsel and Secretary
(1)     Age as of April 11, 2022.
(2)     Mr. Kannan’s biography is included above in the section entitled “Information About Directors Continuing in Office.”
Set forth and described below is certain information about our executive officers (for information on Mr. Kannan, see “— Information About Directors Continuing in Office”).

PETER LANG
Peter Lang has served as our Chief Financial Officer since March 2022. Mr. Lang has over 25 years of experience as a finance executive and brings a breadth and depth of expertise in finance with a particular focus in the healthcare and biopharma sectors.

Prior to joining the Company, Mr. Lang served as a Managing Director and Partner at Ridge Advisory, LLC, an advisory, investment banking and consulting firm, from February 2018 to March 2022. He also served as Managing Director, Head of Healthcare Banking at Chardan Capital Markets, LLC from October 2018 to March 2019 and as Managing Director, Head of U.S. and North America Healthcare Advisory and Investment Banking at HSBC Securities (USA) Inc. from January 2016 to January 2018.

Mr. Lang received dual degrees, Bachelor of Science and Bachelor of Arts, from The University of Pennsylvania, Wharton School of Business and School of Arts & Sciences and a M.B.A. from The University of Chicago, Booth School of Business.

CHIEF FINANCIAL OFFICER Position: Chief Financial Officer Age: 50 Joined Aerie: 2022

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EXECUTIVE OFFICERS

CASEY C. KOPCZYNSKI, Ph.D.
Casey C. Kopczynski, Ph.D. has served as our Chief Innovation Officer, Head of Research and External Innovation since March 2022. Dr. Kopczynski has over 25 years of experience building and leading pharmaceutical research and development organizations. He co-founded Aerie in 2005 and served as our Chief Scientific Officer until March 2022. Under his leadership, Aerie discovered and earned regulatory approval for the first new glaucoma drug class in over 20 years.

Prior to Aerie, Dr. Kopczynski was the Managing Partner at Biotech Initiative, LLC, a consulting practice dedicated to establishing effective R&D strategies for emerging biotech companies. Before that, Dr. Kopczynski was Vice President of Research at Ercole Biotech, Inc., leading the development of new drugs for the treatment of cancer, inflammation and orphan genetic diseases. Prior to Ercole, Dr. Kopczynski was Director of Research and a founding member of the scientific staff at Exelixis, Inc., where he led the target discovery and validation activities for the company’s oncology program.

Dr. Kopczynski received his Ph.D. in Molecular, Cellular and Developmental Biology from Indiana University and was a Jane Coffin Childs Research Fellow at the University of California, Berkeley.

CHIEF INNOVATION OFFICER, HEAD OF RESEARCH AND EXTERNAL INNOVATION Position: Chief Innovation Officer, Head of Research and External Innovation Age: 60 Joined Aerie: 2005

JOHN W. LAROCCA, Esq.
John W. LaRocca, Esq. has served as our General Counsel since February 2018. Mr. LaRocca has been practicing law for over 32 years and has 20 years of experience working in the pharmaceutical industry in various legal capacities.

From March 2015 through January 2018, Mr. LaRocca served as Executive Vice President and General Counsel for Eagle Pharmaceuticals, Inc. From December 2005 through December 2012, Mr. LaRocca was Chief Legal Officer for the Americas for Actavis Inc. and from January 2013 through December 2014, was Deputy General Counsel for Actavis plc. Prior to such time, Mr. LaRocca served as Divisional Counsel-US Generics for both Purepac Pharmaceuticals and Alpharma Pharmaceuticals from September 2000 through December 2005.

Previously, Mr. LaRocca practiced corporate and commercial law in New York with Parker Duryee Rosoff & Haft; Christie & Viener; and Webster & Sheffield.

Mr. LaRocca received his B.A. from Columbia College and his J.D. from Columbia Law School.

GENERAL COUNSEL Positions: General Counsel Secretary Age: 57 Joined Aerie: 2018

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COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION
DISCUSSION & ANALYSIS

A MESSAGE FROM OUR COMPENSATION COMMITTEE
2021 was a year of significant transition for the Company. On September 17, 2021, Aerie’s Board of Directors appointed Dr. Benjamin F. McGraw, III to the role of Interim Executive Chair of the Board of Directors (serving as the Principal Executive Officer of the Company), and commenced an extensive search for the next Chief Executive Officer of Aerie. On December 15, 2021, the Board of Directors appointed Raj Kannan to the role of Chief Executive Officer and director of the Company.
The Board of Directors and Compensation Committee are highly focused on driving the Company to deliver long-term performance and sustainable shareholder value creation, as demonstrated through the following:
•Building Sustainable Growth: The Company is leveraging Mr. Kannan’s extensive experience, which includes building effective organizations and teams, launching and growing products in the United States and globally, building commercial operations, providing strategic direction to pipeline development and successfully guiding companies through important inflections in their growth trajectories, to implement strategic changes to our operations..
•Streamlining the Organization: The Company has taken steps to streamline operations and increase efficiency to better position us to pursue our strategies and goals in support of driving long-term shareholder value.
•Performance-Vested Equity: For 2022, we have implemented performance-vested equity, such that a portion of each of our current NEO’s long-term incentive (“LTI”) is tied to the achievement of certain strategic milestone objectives as well as relative TSR performance. For our CEO, 50% of his target LTI opportunity is performance-vested.

Purpose
The purpose of this Compensation Discussion and Analysis is to provide our stockholders with an understanding of our approach to executive compensation and to detail our decision-making processes for compensation to our NEOs for fiscal year 2021.

Consistent with the Board of Directors’ vision, upon joining Aerie, Mr. Kannan immediately focused on driving toward the long-term success of the Company and laid out his strategy for success through three strategic pillars: first, driving sustainable growth of our commercial business, second, making smart choices with our capital in advancing our pipeline and third, reducing our annual cash burn rate in maintaining a solid financial position.
During 2021, the Company continued to achieve strong financial and scientific results. Net product revenues generated by the glaucoma franchise increased 35% over 2020, and the Company also earned $82 million of licensing revenues in connection with the December 2021 Santen Agreement, which granted an exclusive license to Santen for Rhopressa® and Rocklatan® in Europe, China, India, the Middle East, CIS, Africa, parts of Latin America and the Oceania countries. By the end of 2021, the Company had approximately $140 million in cash and investments, and in early January 2022 received the $88 million upfront payment and the $2 million supplemental upfront payment in connection with the December 2021 Santen Agreement (which would bring cash and investments to approximately $230 million as of December 31, 2021, after giving pro forma effect to the receipt of payment from Santen). The Company took significant steps to continue to advance its clinical development and commercialization of its products, including but not limited to (1) receiving marketing authorisation for Roclanda® from the MHRA in Great Britain, (2) reporting positive topline results in Japan for our Phase 3 clinical trial of netarsudil 0.02%, which was the first of three expected Phase 3 clinical trials in Japan, (3) gaining alignment with the FDA in the first quarter of 2022 on the results of its Phase 2b clinical trial of AR-15512, its product candidate for the treatment of dry eye disease, and confirmed the design of the Phase 3 trials, which it currently expects to initiate in the second quarter of 2022 and (4) executing the December 2021 Santen Agreement.
The compensation decisions the Company made for both 2021 as well as looking forward to 2022 are intended to support its comprehensive pay-for-performance culture and philosophy as well as its objective to attract, motivate and retain talented executives. The balance of this section covers the Company’s compensation actions for 2021 and 2022 in greater detail, as well as the context and frameworks that were utilized in making these decisions, in order to provide Aerie’s stockholders with the necessary information to make an informed vote on the Company’s 2022 say-on-pay proposal (Proposal 3).

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COMPENSATION DISCUSSION & ANALYSIS

CURRENT EXECUTIVE OFFICERS & NAMED EXECUTIVE OFFICERS
The following individuals represent our Executive Officers as of April 11, 2022. In addition, these individuals, with the exception of Peter Lang, given the timing of his hiring in March 2022, represent a portion of the group of Named Executive Officers (“NEOs”) for fiscal year 2021.

Raj Kannan	Peter Lang	Casey C. Kopczynski, Ph.D.	John W. LaRocca, Esq.

Chief Executive Officer(1)	Chief Financial Officer(2)	Chief Innovation Officer, Head of Research and External Innovation	General Counsel and Secretary

In addition, the NEO group for fiscal year 2021 also includes the individuals listed below, who in combination with Mr. Kannan, Dr. Kopczynski and Mr. LaRocca comprise those individuals who served as our Principal Executive Officer and Principal Financial Officer and the three other most highly compensated executive officers during fiscal year 2021. As of December 31, 2021, our executive officers also included Kathleen McGinley, Chief Human Resources Officer and Vice President, Corporate Services and David Hollander, Chief Research & Development Officer.

Benjamin F. McGraw, III, Pharm.D.	Thomas A. Mitro	Vicente Anido, Jr., Ph.D.

Former Interim Executive Chair of the Board(1)	Former President and Chief Operating Officer(3)	Former Chief Executive Officer and Chairman of the Board(4)

Richard J. Rubino	Christopher Staten

Former Chief Financial Officer, Secretary and Treasurer(5)	Former Interim Chief Financial Officer(6)

(1)     Mr. Kannan commenced his employment as Chief Executive Officer, succeeding Dr. McGraw in the role of the Company’s Principal Executive Officer, on December 20, 2021. Dr. McGraw continued to serve as Interim Executive Chair of the Board until February 28, 2022.
(2)     Mr. Lang commenced employment with the Company in March 2022 and is therefore not an NEO for fiscal year 2021.
(3)     Mr. Mitro ceased employment with the Company effective February 28, 2022.
(4)     Dr. Anido was terminated by the Company without cause effective September 17, 2021. As a result of Dr. Anido’s termination, the Board appointed Dr. McGraw as its Interim Executive Chair of the Board of Directors.
(5)     Mr. Rubino resigned from the Company effective July 30, 2021. In connection with Mr. Rubino’s resignation, the Company appointed Christopher Staten, its Vice President of Finance, as Interim Chief Financial Officer.
(6)     Mr. Staten resigned from the Company effective October 29, 2021. Upon Mr. Staten’s departure, Dr. McGraw was designated as the Company’s Principal Financial Officer. As of March 18, 2022, Mr. Lang serves as the Company’s Principal Financial Officer.

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COMPENSATION DISCUSSION & ANALYSIS
Summary of Current NEOs’ 2022 Target Compensation

(1)     Reflects target total compensation for Mr. Kannan for fiscal year 2022 (including the portion of Mr. Kannan’s equity granted in 2022 under the terms of his Employment Agreement), given his start date at the end of fiscal year 2021. For the avoidance of doubt, these amounts exclude the portion of the equity awards granted to Mr. Kannan under the terms of his Employment Agreement in December 2021.
(2)     Percentages attributed to performance-vested restricted stock, restricted stock and stock options are based on the fiscal year 2022 target grant values.
(3)     Averages based on target total compensation for fiscal year 2022 for our current NEOs, Dr. Kopczynski and Mr. LaRocca.

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COMPENSATION DISCUSSION & ANALYSIS

COMPANY OVERVIEW
We are a pharmaceutical company focused on the discovery, development and commercialization of first-in-class ophthalmic therapies for the treatment of patients with eye diseases and conditions including open-angle glaucoma, dry eye, DME and wet AMD. In 2021, we accomplished a number of key objectives that are critical to our continued growth. The industry we operate in is highly competitive from a business and human resource perspective, and thus we use our compensation program to create a competitive advantage. Our Compensation Committee based its actions in 2021 on the performance and accomplishments of the Company throughout the year.
2021 Business and Financial Highlights
U.S. Commercialization of the Glaucoma Franchise
Net product revenues in 2021 of $112.1 million, which represents a 35% increase as compared to the prior year, were driven by our U.S. FDA approved glaucoma franchise products, Rhopressa® and Rocklatan®. Our sales volumes continued to increase in each successive quarter in 2021 for both Rhopressa® and Rocklatan®.
We have obtained formulary coverage for Rhopressa® and Rocklatan® for the majority of lives covered under commercial plans and Medicare Part D plans. Our commercial team responsible for sales of Rhopressa® and Rocklatan® is targeting select eye-care professionals who treat glaucoma throughout the United States. In March 2022, we commenced a Phase 4 program that was designed to further demonstrate that Rocklatan® is a highly effective single bottle, once daily therapy.
Efforts Outside the United States
We have partnered and have collaboration agreements in place with Santen, to develop and commercialize our products in Japan and East Asia, as well as Europe, China, India, the Middle East, CIS, Africa, parts of Latin America and the Oceania countries. The December 2021 Santen Agreement was executed in December 2021 to develop and commercialize Rhopressa® and Rocklatan® in Europe, China, India, the Middle East, CIS, Africa, parts of Latin America and the Oceania countries. The December 2021 Santen Agreement included upfront payments of $90.0 million received in January 2022.
In Europe, Rhopressa® and Rocklatan® will be marketed under the names Rhokiinsa® and Roclanda®, respectively. Rhokiinsa® and Roclanda® were granted a Centralised MA by the EC in November 2019 and January 2021, respectively. In April 2021, Roclanda® received marketing authorisation from the MHRA in Great Britain.
In Japan, we reported positive topline results for our Phase 3 clinical trial of netarsudil 0.02% in October 2021, the first of three expected Phase 3 clinical trials in Japan. A second, confirmatory Phase 3 study, required for approval in Japan, is underway. Santen is taking the lead on next steps in preparation for registration in Japan under the terms of the October 2020 Santen Agreement. Clinical trials for Rocklatan® have not yet begun.
35%
Increase in Net Product Revenues Rhopressa® and Rocklatan® $112.1 million for the year ended December 31, 2021

$82M
Licensing Revenues Rhopressa® and Rocklatan® $82.0 million related to Santen for the year ended December 31, 2021

Initiated Phase 4 Program Rocklatan® designed to further demonstrate that Rocklatan® is a highly effective single bottle, once daily therapy March 2022

✓
Marketing Authorisation Roclanda® in Great Britain, April 2021

+
Reported Positive Topline Data Netarsudil 0.02% Phase 3 clinical trial in Japan October 2021

December 2021 Santen Agreement Rhopressa® and Rocklatan® in Europe and other countries, December 2021

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COMPENSATION DISCUSSION & ANALYSIS

Glaucoma Product Manufacturing
We have a sterile fill manufacturing facility in Athlone, Ireland, for the production of our U.S. FDA approved products, Rocklatan® and Rhopressa®, and clinical supplies, with the intent of having the Athlone plant supply our ophthalmic products in all markets for which we received regulatory approval and are commercialized. In addition, the Athlone plant has also manufactured clinical supplies of Rhopressa® for the Phase 3 clinical trials in Japan as well as registration batches to support product approval in Japan. We expect to commence shipments of Roclanda® to Santen pursuant to the December 2021 Santen Agreement in the fourth quarter of 2022 for its sales to third parties in early 2023.
Product Candidates in Development
We are developing AR-15512, our product candidate for the treatment of dry eye disease, for which we reported results of our Phase 2b clinical study, named COMET-1, in September 2021. We gained alignment with the FDA in the first quarter of 2022 on the results of the Phase 2b clinical trial and confirmed the design of the Phase 3 trials, which we currently expect to initiate in the second quarter of 2022.
We are currently developing two sustained-release implants focused on retinal diseases, AR-1105 and AR-14034 SR. For AR-1105, we reported topline results of the Phase 2 clinical trial for patients with macular edema due to RVO in July 2020, indicating sustained efficacy of up to six months. We have received advice from regulatory agencies in both Europe and the United States regarding clinical and regulatory pathways for Phase 3 clinical trials. We are currently evaluating Phase 3 development options as well as potential partnership opportunities.
For AR-14034 SR, IND-enabling preclinical studies are ongoing and we anticipate filing an IND with the FDA in the second half of 2022.
✓
Expect to Commence Shipments to Santen Roclanda® under the December 2021 Santen Agreement in fourth quarter 2022 for its sales to third parties

Reported Results
AR-15512 TRPM8 agonist for dry eye Clinical 2b Study (COMET-1) in the United States September 2021
+
Gained Alignment with FDA AR-15512 Clinical 2b Study (COMET-1) results and confirmed design of Phase 3 trials (expect to commence second quarter of 2022)

Preclinical
Program
AR-14034 SR
pan-VEGF receptor inhibitor
Sustained Release Retinal Implant
for treatment of wet AMD and DME in the United States
(expect to file an IND with the FDA in the second half of 2022)

Aerie Pharmaceuticals, Inc.	49	2022 | Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
“Say-on-Pay” Vote and Stockholder Outreach
Our Board and management highly value stockholder perspectives and considered the outcome of our 2021 advisory say-on-pay vote in making compensation determinations for our NEOs. For the advisory say-on-pay vote at our 2021 Annual Meeting of stockholders, approximately 57% of the votes were in favor of the proposal related to compensation practices for 2020. We strive for significantly higher support from our stockholders and have taken considerable measures in response to last year’s vote.
Overall, we communicate with our stockholders regularly, including through our quarterly earnings calls, company presentations, investor conferences and other investor meetings at which investors have an opportunity to discuss incentive compensation matters, among other topics. With that in mind, our 2021 say-on-pay vote results presented another opportunity for us to further engage with our stockholders on compensation matters. In order to gain feedback specific to our executive compensation program, in late 2021 and early 2022, we engaged investors representing over 50% of our shares outstanding. These meetings were led by our former Interim Executive Chair, who we believe was able to provide a unique perspective due to his then-current role of Interim Executive Chair and his role of serving as an independent director and Chair of the Compensation Committee. As part of this process, we gained valuable insight from our stockholders, particularly around our stockholders’ points of view regarding performance-vested LTI. Given our strong pay-for-performance philosophy, we designed Mr. Kannan’s March 2022 LTI grant and our other NEOs’ 2022 annual LTI grant (also granted in March 2022) in a manner that emphasizes long-term, performance-based vesting. Specifically, the performance-vested component of the NEOs’ 2022 LTI will pay out, if at all, based on the achievement of certain strategic milestone objectives, as well as relative TSR performance over the three-year performance period ending December 31, 2024.
We appreciate the feedback that we received from our stockholders, and the Compensation Committee plans to continue our dialogue with our stockholders. We will continue to consider all feedback, including the results of this say-on-pay vote, as we administer the 2022 executive compensation program and plan for fiscal year 2023. Overall, the Company is focused on driving long-term stockholder return performance and has taken specific actions, to achieve such ends. As previously noted, we have and continue to take steps to increase efficiencies and streamline the organization and we have also implemented performance-vested LTI for our NEOs. Promoting long-term shareholder value creation continues to be a top priority for the Company, and as such, the Company will continue to take actions that better position us to pursue our long-term strategy and goals.

Aerie Pharmaceuticals, Inc.	50	2022 | Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
Key Compensation Actions for 2021
Our Compensation Committee took the following actions related to 2021 executive compensation for our NEOs:

COMPENSATION AREA	HIGHLIGHTS

Peer Group	•In Q3 2020, adopted a new peer group that is more closely aligned with our company size to inform compensation decisions for 2021

Cash Compensation
•Approved base salary increases for our NEOs approximating 2%

•Maintained 2021 bonus targets (expressed as a percent of base salary) at the same level as 2020

•Approved a corporate achievement for 2021 bonuses of 96.3% based on incentive goals and weightings previously approved by the Compensation Committee that were established from our budget and strategic plan for the fiscal year

Equity Compensation
•Granted annual equity awards to our NEOs in February 2021 consisting of stock options and restricted stock awards with four-year ratable vesting (no change from 2020); the value of the 2021 annual equity grants were significantly lower than the prior year’s grants

•Granted the first portion of the equity award to our CEO in connection with his commencement of employment equal to $3.5 million, with the value delivered in 50% stock options and 50% restricted stock

•Granted our former Interim Executive Chair an equity award equal to $1.0 million, with the value delivered in 60% stock options and 40% restricted stock

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COMPENSATION DISCUSSION & ANALYSIS
Key Compensation Actions for 2022
In addition to the key compensation actions for 2021, the Compensation Committee also took the following actions as it relates to 2022 compensation for our NEOs:

COMPENSATION AREA	HIGHLIGHTS

Cash Compensation	•Approved base salary increases for our NEOs of 3% •Maintained 2021 NEO annual bonus target percentages for 2022 •Approved corporate incentive goals and weightings for the 2022 annual bonus

Equity Compensation
•Added performance-vested equity incentive awards for 2022 through performance-vested restricted stock tied to the achievement of certain strategic milestone objectives, as well as relative TSR performance over the three-year performance period ending December 31, 2024

•Approved the second portion of our CEO’s equity award in connection with his hiring, for which 50% of the target value was delivered in stock options and 50% of the target value was delivered in performance-vested restricted stock

•Approved annual equity grants for our other NEOs, for which 50% of the target value was delivered in stock options, 25% of the target value was delivered in time-vested restricted stock and 25% of the target value was delivered in performance-vested restricted stock

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COMPENSATION DISCUSSION & ANALYSIS
Key Compensation Governance Attributes
We believe that a sound executive compensation program is grounded in key governance practices. See below for key components of our executive compensation program:

✓ WHAT WE DO	✓	Align annual incentive pay and performance by linking annual bonuses to the achievement of performance goals tied to Company financial and strategic objectives
	✓	Align long-term incentive pay and performance by including performance-vested equity linked to strategic objectives and relative TSR performance
	✓	Cap payouts for annual bonus
	✓	Require significant stock ownership by our executives and directors through our stock ownership guidelines
	✓	Maintain a clawback policy covering incentive compensation
	✓	Consult an independent compensation consultant
	✓	Evaluate the risk profile of our pay program
	✓	Conduct an annual pay review
	✓	Engage directly with our largest stockholders on a regular basis to solicit feedback
	✓	Grant equity awards with “double-trigger” vesting upon a change in control
	✓	Appoint a Compensation Committee comprised solely of independent directors
	✓	Have a majority of executive compensation at-risk

W WHAT WE DON’T DO	X	Provide gross-ups on excise taxes
	X	Guarantee salary increases, bonuses, or grants of equity compensation
	X	Provide executive perquisites (other than relocation benefits for our new CEO)
	X	Provide pension plans or other post-employment benefit plans
	X	Offer severance multipliers in excess of 2x base salary and bonus
	X	Implement compensation or incentives that encourage unnecessary or excessive risk taking
	X	Allow for hedging or unauthorized pledging of Company stock
	X	Reprice stock options without stockholder approval

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COMPENSATION DISCUSSION & ANALYSIS
DETERMINING EXECUTIVE COMPENSATION
Executive Compensation Philosophy and Objectives
Our compensation philosophy is to pay for performance. We firmly believe that our executives’ interests should be aligned with our stockholders’ interests. To accomplish this we:
•Provide a significant portion of compensation in the form of long-term incentives that tie our executives’ compensation directly to certain strategic milestone objectives as well as the performance of our stock and increased company value over time; and
•Structure our program so that the ultimate amount of compensation earned by our NEOs through paid bonuses and the intrinsic value of equity grants reflects overall business and individual performance.
In so doing, we feel we provide competitive compensation opportunities that further our goals of attracting, motivating and retaining talented executives and that align with our overall business model and emphasize a long-term view of Company performance and strategic execution.
When setting pay opportunities, our Compensation Committee reviews competitive market ranges for base salary, target bonus and long-term incentives. All cash compensation, including merit increases and bonuses, and equity awards are determined based on both corporate goal performance and individual performance. Additionally, while our overall philosophy applies generally to all NEOs, we recognize at times the need to differentiate the NEOs on an individual basis to reflect additional considerations such as tenure, experience, past and expected contribution and criticality to the Company. As such, the actual value and relative composition of an annual award may vary by individual or on a year-to-year basis.
Our Decision-Making Process
We adhere to a set of guiding principles as we make pay determinations each year:

•Maintain a pay-for-performance culture
•Foster long-term alignment with stockholders
•Preserve a low risk profile
•Reflect internal equity considerations
•Emphasize variable performance-based compensation

•Directly tie pay outcomes to value creation and support individual retention through annual equity awards
•Utilize key governance best practices
•Consider individual factors when making award determinations

Aerie Pharmaceuticals, Inc.	54	2022 | Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
Role of the Compensation Committee
The Compensation Committee of our Board is responsible for establishing and overseeing the executive compensation program, which includes, but is not limited to the following:

Approving target pay opportunities for our NEOs on an annual basis by evaluating Company and individual performance. Specifically, the Compensation Committee evaluates:
•each executive officer’s role and responsibilities, and performance in that role;
•each executive officer’s compensation history (including their total equity compensation profile);
•key historical Company performance metrics and forward-looking projections; and
•compensation practices of the companies in our peer group and, when appropriate, broader market data.

Approving grants of equity awards under our stock incentive plans
Designing the annual bonus program each year and approving payouts based on Company and individual performance
Reviewing and approving any compensation-related agreements for executive officers
Reviewing whether our compensation program encourages excessive risk-taking
Reviewing non-executive director compensation
The Compensation Committee meets regularly throughout the year to monitor our progress. The formal written Compensation Committee charter is available on our website.
Role of our CEO
Our Chief Executive Officer (including our former Interim Executive Chair, while applicable) informs our Compensation Committee on the individual performance and contributions of each of the other NEOs, and annually makes recommendations to the Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards. The Compensation Committee reviews and considers such recommendations, but ultimately retains full discretion and authority over the final compensation decisions for the NEOs.
Role of our Independent Compensation Consultant
Pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The Compensation Committee continued to engage ClearBridge as its independent compensation advisor for the fiscal year ended December 31, 2021. ClearBridge conducted various market studies and advised the Compensation Committee on general executive compensation matters to assist the Compensation Committee in fulfilling its duties.
ClearBridge reports directly to the Compensation Committee, participates in meetings, communicates with the Committee Chair between meetings as necessary and works with management at the direction of the Compensation Committee.
The Compensation Committee reviewed ClearBridge’s independence and concluded that it is an independent and conflict-free advisor to the Company pursuant to standards under the Dodd-Frank Wall Street Reform and Consumer Protection Act and NASDAQ’s independence standards.
Use of Peer Group and Market Data
In the third quarter of fiscal year 2020, the Compensation Committee, with the assistance of ClearBridge, determined to take a holistic review of the peer group that would be used to determine 2021 pay opportunities and developed a new peer group that aligned with Aerie’s then-current revenue and market capitalization to be used as context for 2021 pay decisions (the “2020 peer

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COMPENSATION DISCUSSION & ANALYSIS
group”). See below for screening criteria utilized by ClearBridge, the resulting 2020 peer group and Aerie’s size positioning versus the 2020 peer group leading up to Compensation Committee approval.

Company Details: •U.S. based •Publicly traded on a major U.S. exchange	¢	Industry: •Primarily Biotechnology and Pharmaceuticals	¢	Company Size: Revenue: •Approximately 1/2x to 2x of Aerie’s •Positive Estimated Revenue Growth	Market Cap: •Approximately 1/3x to 3x of Aerie’s
2020 Peer Group

Anika Therapeutics, Inc.	Karyopharm Therapeutics Inc.
Athenex, Inc.	MacroGenics, Inc.
BioDelivery Sciences International	MannKind Corporation
Catalyst Pharmaceuticals, Inc.	Pfenex Inc. (3)
Clovis Oncology, Inc.	Rigel Pharmaceuticals, Inc.
Dynavax Technologies Corp	TherapeuticsMD, Inc.
Flexion Therapeutics, Inc. (1)	Theravance Biopharma, Inc.
Heron Therapeutics, Inc.	Vericel Corporation
Intersect ENT, Inc. (2)	Xencor, Inc.

(1) Entered into a definitive agreement to be acquired by Pacira BioSciences, Inc., which was announced on October 11, 2021.
(2) Entered into a definitive agreement to be acquired by Medtronic plc, which was announced on August 6, 2021.
(3) Acquired by Ligand Pharmaceuticals Incorporated on October 1, 2020.

Note: Reflects the last four quarters of revenue and market capitalization as of June 30, 2020.
2021 Peer Group
In the third quarter of fiscal year 2021, the Compensation Committee approved the peer group that would be used as context for 2022 pay decisions for our NEOs (the “2021 peer group”). ClearBridge used the same screening criteria as used for the 2020 peer group, taking into account any changes to Aerie’s revenue and market capitalization. The 2021 peer group remained generally

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COMPENSATION DISCUSSION & ANALYSIS
consistent with the 2020 peer group, with two updates: (i) Pfenex Inc. was removed from the peer group due to its acquisition by Ligand Pharmaceuticals and (ii) Omeros was added to the peer group due to its relevancy from a size and business perspective. See below for Aerie’s positioning versus the 2021 peer group leading up to Compensation Committee approval:

Note: Reflects the last four quarters of revenue and market capitalization as of June 30, 2021.

Aerie Pharmaceuticals, Inc.	57	2022 | Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS
Principal Elements of Executive Compensation
Our executive compensation program consists of a mix of fixed and variable pay elements, with the latter tied to both short- and long-term company success. Performance-based pay elements are linked to goals that we believe will deliver both year-to-year and long-term increases in stockholder value. The elements of total direct executive compensation include:

ELEMENT	DESCRIPTION	FORM	PERFORMANCE PERIOD	PERFORMANCE MEASURES	PAYOUT

Base Salary	Fixed amount to attract and retain top talent	Cash	—	—	—
Annual Cash Bonus	At-risk variable incentive compensation used to reward strong Company and individual performance against critical annual goals	Cash	1 Year 1/1/2021 - 12/31/2021	Net Revenue, Net Income After Taxes, Ending Cash Balance & Strategic Goals	0% - 200%
2021 Long-Term Incentive Awards	At-risk variable incentive compensation with value tied to stock price growth that promotes performance, supports retention and creates stockholder alignment	Stock Options	Four-Year Ratable Vesting (Monthly)(1) & Ten-Year Term	Absolute Stock Price Appreciation	—
		Restricted Stock Awards	Four-Year Ratable Vesting (Annually)	—	—
2022 Long-Term Incentive Awards	At-risk variable incentive compensation with value tied to stock price growth, as well as achievement of critical Company strategic milestone objectives and relative TSR performance, that promotes performance, supports retention, and creates shareholder alignment	Stock Options	Four-Year Ratable (Monthly)(1) & Ten-Year Term	Absolute Stock Price Appreciation	—
		Restricted Stock Awards	Four-Year Ratable Vesting (Annually)	—	—
		Performance-Vested Restricted Stock Awards	Three-Year 1/1/2022 - 12/31/2024	Certain Strategic Milestone Objectives & Relative TSR	0% - 200%
(1)     For awards to new executives, including those to Mr. Kannan, stock options vest 25% on the 1st anniversary of grant and 75% in equal monthly installments over the subsequent 36 months.
Fiscal Year 2021 Compensation Program in Detail
Base Salaries
We set base salaries that are competitive in the marketplace and reflect each individual’s duties, responsibilities, experience and performance. Base salaries are reviewed annually and adjusted periodically to take into account inflation, market movement, promotions, increased responsibility and performance. We do not provide for automatic salary increases.

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COMPENSATION DISCUSSION & ANALYSIS
The Compensation Committee established the base salaries for the NEOs in fiscal year 2021 as follows, as compared to fiscal year 2020:

	Base Salary at	Base Salary at	Percent
EXECUTIVE	December 31, 2020	December 31, 2021	Increase

Raj Kannan(1)	N/A	$700,000	N/A
Casey C. Kopczynski, Ph.D.	$448,050	$457,010	2.0%
John W. LaRocca, Esq.	$442,900	$451,760	2.0%
Benjamin F. McGraw, III, Pharm.D.(2)	N/A	$600,000	N/A
Thomas A. Mitro(3)	$501,000	$511,020	2.0%
Vicente Anido, Jr., Ph.D.(4)	$795,675	N/A	N/A
Richard J. Rubino(5)	$476,890	N/A	N/A
Christopher Staten(6)	$316,923	N/A	N/A
(1)     Mr. Kannan joined the Company on December 20, 2021.
(2)     Reflects the annual equivalent of Dr. McGraw’s salary for his role as Interim Executive Chair. As of March 1, 2022, Dr. McGraw is no longer an executive officer of the Company.
(3)     Mr. Mitro ceased employment with the Company effective February 28, 2022.
(4)     Dr. Anido was terminated by the Company without cause effective September 17, 2021. Dr. Anido’s base salary was $811,589 at the time of his termination.
(5)     Mr. Rubino resigned from the Company effective July 30, 2021. In connection with Mr. Rubino’s resignation, the Company appointed Mr. Staten, its Vice President of Finance, as Interim Chief Financial Officer. Mr. Rubino’s base salary was $486,430 at the time of his termination.
(6)     Mr. Staten resigned from the Company effective October 29, 2021. Mr. Staten’s base salary was $342,277 at the time of his termination.
Annual Bonus (Non-Equity Incentive Compensation)
At the beginning of each fiscal year, the Compensation Committee establishes a non-equity incentive compensation plan that is tied to critical short-term business goals. Our annual bonus program is an important incentive tool used to motivate achievement of our short-term goals for the forthcoming fiscal year. Each NEO (other than Dr. McGraw) participates in the plan and has a target bonus opportunity amount that is stated as a percentage of base salary. Participants can earn between 0% and 200% of their targeted payout level (with the exception of Mr. Staten whose bonus consisted of only a target) based upon actual Company and individual performance as reviewed and assessed by the Compensation Committee.
Bonus payouts are made in cash and paid in arrears on an annual basis if the performance goals are met, or at the Board’s discretion after taking into account various subjective factors, including individual performance and execution on our long-term plans. We do not provide for guaranteed bonus payouts.

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COMPENSATION DISCUSSION & ANALYSIS
Initially, prior to the Board exercising its discretion to modify an award payout, annual bonus awards are calculated based on Company performance as follows:

Base Salary	x	Individual Target Award %	x	(	Net Revenue (40% Weight)	+	Net Income After Taxes (5% Weight)	+	Ending Cash Balance (5% Weight)	+	Strategic Measures (50% Weight))	=	Annual Bonus (prior to adjustment for individual performance, etc.)
Target Bonus Opportunity					Company Performance

For 2021, our Compensation Committee set the following target bonus opportunities as a percentage of base salary for each NEO, which percentages were unchanged from the prior year’s target:

EXECUTIVE(1)	TARGET BONUS OPPORTUNITY AS PERCENTAGE OF 2021 BASE SALARY	TARGET BONUS OPPORTUNITY IN DOLLARS

Casey C. Kopczynski, Ph.D.	50%	$228,505
John W. LaRocca, Esq.	50%	$225,880
Thomas A. Mitro	50%	$255,510
Vicente Anido, Jr., Ph.D.(2)	70%	$568,112
Richard J. Rubino(2)	50%	$243,215
Christopher Staten(2)	30%	$102,683
(1)     Given Mr. Kannan’s hire date of December 20, 2021, he was not eligible to receive a bonus for fiscal year 2021. In addition, as Interim Executive Chair, Dr. McGraw was not eligible for an annual bonus.
(2)     Any eligibility for an annual bonus for 2021 service was forfeited with the respective termination of Dr. Anido, Mr. Rubino and Mr. Staten.

Our Compensation Committee established a number of core goals to assess short-term Company performance in 2021 (the “Core Goals”), which span across a balance of meaningful financial and non-financial categories. Our financial goals were to achieve an aggressive net revenue goal, as well as to achieve our net income after taxes, ending cash balance and our strategic goals. Strategic goals for 2021 included but were not limited to pipeline-related objectives and globalization-related objectives, as outlined further below. We believe these goals were set at appropriately aggressive levels that were neither certain to be met, nor unachievable at the onset of the year. Although we may use different financial performance measures in the future, the Compensation Committee believes that net revenue, net income after taxes and ending cash balance were the most meaningful financial measures to assess the Company’s performance in 2021. Our non-financial goals reflect prospective opportunities that we believe can drive future stockholder value.

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COMPENSATION DISCUSSION & ANALYSIS
The following chart illustrates the mix of our core goals for the 2021 annual bonus:
At the conclusion of the year, our Compensation Committee reviewed the Company’s success against its annual goals. The Compensation Committee’s assessment of our performance against our goals is as follows:

CORE GOALS	WEIGHTING	ACHIEVEMENT

1. 2021 Operational & Finance Goals at Target	50.0%	49.3%
• Net revenues of $114 million (threshold goal of $90 million for 79% payout / maximum goal of $148 million for 150% payout)(1)(2)	40.0%	39.3%
(Actual net product revenues of $112.1 million in fiscal year 2021)

• Net income after taxes of ($170 million)(2)(3)	5.0%	5.0%
(Actual net income after taxes of ($156.2 million) in fiscal year 2021)(2)

• Ending cash balance of $119 million(3)(4)	5.0%	5.0%
(Actual ending cash balance of $139.8 million at December 31, 2021)(4)

2. Strategic Goals Include, But Are Not Limited To:	50.0%	47.0%
• Report topline data from AR-15512 Phase 2 study
• Report topline data from Rhopressa® Japan Phase 3 trial
• First patient dosed in AR-1105 Phase 3 trial
• Finalize higher concentration AR-13503 PRINT® insert and initiate toxicology work for higher concentration AR-13503
• Initiate 12-month toxicology study for axitinib retinal insert
• Completion of EU partnering agreement
Total	100.0%	96.3%
(1)     Interpolation was applied between goals/payouts in the above table.
(2)     Excludes $82.0 million in licensing revenues associated with the December 2021 Santen Agreement.
(3)     Only target goal set (i.e., threshold and maximum goals not set), with payout based on whether target goal was achieved.
(4)     Cash consists of cash and cash equivalents and short term investments.

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COMPENSATION DISCUSSION & ANALYSIS

Overall, the Compensation Committee strives to set objective, measurable goals for the bonus plan each year, but like many compensation committees for biotechnology or pharmaceutical companies, it recognizes that the dynamic nature of drug development and approval requires some subjectivity and qualitative assessment to arrive at the final bonus funding. That qualitative assessment can manifest itself in partial achievement for a goal that is substantially met but not completely met for a particular reason, or reduction in the achievement level if the goal is met but there were suboptimal aspects of the achievement. Based on the Core Goals performance described above, the Compensation Committee determined the corporate goals were achieved at 96.3% of target for NEOs.
In addition to the achievement of the Core Goals, adjustments to individual incentive payouts may be made below or above target achievement based on the Compensation Committee’s assessment of individual performance that may be outside of the Core Goals. Ultimately, the Compensation Committee’s objective is to arrive at bonus payouts that reflect both performance against the set of Core Goals articulated at the onset of the year, as well as an overall evaluation of the Company’s performance and individual performance in that given year. For 2021, the NEOs’ annual incentives were awarded in line with the corporate funding factor for the Core Goals, and no additional adjustments were made.
Bonus payouts for our NEOs in respect of performance for fiscal year 2021 were as follows:

EXECUTIVE(1)	2021 TARGET BONUS OPPORTUNITY IN DOLLARS	2021 ACTUAL BONUS PAYOUT	PAYOUT PERCENTAGE OF TARGET

Casey C. Kopczynski, Ph.D.	$228,505	$220,050	96.3%
John W. LaRocca, Esq.	$225,880	$217,522	96.3%
Thomas A. Mitro	$255,510	$246,056	96.3%
(1)     Given Mr. Kannan’s hire date of December 20, 2021, he was not eligible to receive a bonus for fiscal year 2021. In addition, as Interim Executive Chair, Dr. McGraw was not eligible for an annual bonus.
Long-Term Equity Incentive Compensation
The Compensation Committee approves the grant of equity awards under our stock incentive plans to our NEOs. Our stock incentive plans afford the Compensation Committee flexibility to determine the specific award types and parameters that it believes are in the best long-term interests of the Company. We believe that long-term incentive awards provide the strongest alignment with stockholder interests and as such have a general philosophy of emphasizing long-term incentives as part of our total compensation program. Further, we believe that properly structured awards are a valuable motivating incentive and strong retention tool.
The terms of our equity awards generally provide time-based vesting provisions that require the recipient to remain an employee of the Company to obtain such awards on the vesting date(s), and a portion of the equity awards (e.g., 50% for our CEO in fiscal year 2022) are also subject to the achievement of performance-based goals. Equity awards are subject to double-trigger acceleration upon a change in control of the Company, whereby outstanding awards are only subject to accelerated vesting or other enhanced vesting in the event that there is a change in control event and the executive is terminated without “Cause” or for “Good Reason” within twelve months following the change in control event.
We do not provide for automatic awarding of equity awards. Grants are typically made by the Compensation Committee to the NEOs on an annual basis after considering factors such as Company and individual performance, current equity ownership by the individual, our total equity usage and dilution and our available share pool. From time-to-time, we may grant equity awards to our NEOs outside of our annual grant cadence when the Compensation Committee believes it is in the best interests of the Company, reflects Company performance and further aligns the interests of our NEOs with those of our stockholders.
For 2021, our primary approach for sizing equity awards was to consider the award as a percentage of shares outstanding. Since public reporting requirements stipulate disclosures of equity awards as a grant date fair value, our Compensation Committee evaluates the implied grant date fair value of these awards as another parameter. We believe that this approach has allowed us to

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COMPENSATION DISCUSSION & ANALYSIS
historically manage our equity pool, but recognize that it can lead to sizable year-to-year swings in the grant date fair value of awards to any particular NEO, and can impact our objective to attract, motivate and retain talented executives.
For 2022, we shifted our approach for sizing equity awards to be based on a target dollar value. In addition, we introduced a performance-vested equity component. These changes for 2022 were designed to further support the Company’s objectives around stockholder alignment as well as executive attraction and retention. Detail on these changes are provided below under “2022 Equity Awards.”
2021 Equity Awards
Annual Equity Awards
In February 2021, the Compensation Committee approved equity awards to our NEOs following a review of competitive market data and Company and individual performance. Our approach to these annual awards was to provide a mix of 60% stock options and 40% restricted stock awards (when measured on an option-equivalent basis using a 3.0 stock option to 1.0 restricted stock conversion ratio), as follows:
•Time-vested stock options, which vest in 48 equal installments on each of the first 48 monthly anniversaries of the grant date (four years cumulative).
•Time-vested restricted stock, which vest in four equal installments on each of the first four anniversaries of the grant date (four years cumulative).
The structure of the grants was the same as the annual grants provided in 2020, but the value of the grants was lower reflecting stock price performance, given our approach of sizing equity awards as a percentage of shares outstanding rather than as a grant value. Consistent with last year, the Compensation Committee considered whether to award grants that vest on the basis of achieving performance targets as part of the Company’s annual long term incentive program and ultimately determined not to implement this type of award for 2021 grants given the market environment and challenges in setting long-term goals at that time. As discussed in further detail under “2022 Equity Awards,” the Compensation Committee determined to grant a portion of our 2022 annual grants in performance-vested equity.
Annual equity awards made to our NEOs in 2021 (other than Mr. Kannan and Dr. McGraw, who received equity awards outside of the ordinary course in connection with each of their appointments as Chief Executive Officer and Interim Executive Chair, respectively) were as follows:

EXECUTIVE	GRANT DATE	# OF TIME-VESTED STOCK OPTIONS	# OF TIME-VESTED RESTRICTED STOCK AWARDS

Casey C. Kopczynski, Ph.D.	2/4/2021	50,000	11,000
John W. LaRocca, Esq.	2/4/2021	50,000	11,000
Thomas A. Mitro	2/4/2021	62,500	14,000
Vicente Anido, Jr., Ph.D.(1)	2/4/2021	125,000	28,000
Richard J. Rubino(1)	2/4/2021	52,000	12,000
Christopher Staten(1)(2)	7/1/2021	12,516	4,170
(1)     In connection with their departure, Dr. Anido, Mr. Rubino and Mr. Staten forfeited the unvested portion of their respective 2021 annual equity grants, and any vested stock options that were not exercised during the post-termination period, as specified in each NEO’s employment agreement, were ultimately forfeited as well.
(2)     Reflects awards granted to Mr. Staten in the normal course for non-executive grants prior to his appointment to Interim Chief Financial Officer.

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COMPENSATION DISCUSSION & ANALYSIS
Equity Awards to Former Interim Executive Chair
In connection with his service as Interim Executive Chair, on September 20, 2021 Dr. McGraw was granted an equity award with a grant date fair value of $1.0 million, 60% of which was awarded in the form of a stock option grant and 40% of which was awarded in the form of a restricted stock grant. Both portions of the equity award were scheduled to vest on the earlier of (i) the six month anniversary of Dr. McGraw becoming Interim Executive Chair and (ii) the date that occurs on or following the effective date of the appointment and commencement of service of a new Chief Executive Officer of the Company on which Dr. McGraw’s service as Interim Executive Chair ceases, in each case subject to Dr. McGraw’s continued employment in the role of Interim Executive Chair until such date.
In addition, prior to his appointment to Interim Executive Chair, on June 17, 2021, Dr. McGraw was granted stock options and restricted stock for his service as a director of the Company, per the standard non-employee director compensation program.

	GRANT DATE	# OF TIME-VESTED STOCK OPTIONS	# OF TIME-VESTED RESTRICTED STOCK AWARDS

Benjamin F. McGraw, III, Pharm.D.(1)	6/17/2021	7,800	1,750
Benjamin F. McGraw, III, Pharm.D.	9/20/2021	102,412	34,513
(1)     These grants were made in the ordinary course on the date of the 2021 Annual Meeting in connection with his service as a member of the board of directors, in accordance with the Company’s non-employee director compensation program.

2021 Portion of Equity Award to CEO
In connection with his appointment as Chief Executive Officer, under the terms of Mr. Kannan’s employment agreement, Mr. Kannan is entitled to receive equity grants upon his hiring in December 2021 and a second grant in 2022, in lieu of an annual LTI award. In respect of the first portion of these equity grants, Mr. Kannan received an equity award on his start date of December 20, 2021 with an aggregate grant date fair market value equal to $3.5 million. 50% of the award value was delivered in the form of stock options and 50% of the award value was delivered in the form of restricted stock. The stock option grant will vest 25% on the one-year anniversary of the date of grant and in 36 equal monthly installments thereafter, and the restricted stock grant will vest on the first four anniversaries of the date of grant. The second portion of the equity grants to which Mr. Kannan is entitled under the terms of his employment agreement are described below under the heading “2022 Equity Awards.”

	GRANT DATE	# OF TIME-VESTED STOCK OPTIONS	# OF TIME-VESTED RESTRICTED STOCK AWARDS

Raj Kannan	12/20/2021	387,169	215,783
2022 Equity Awards
In the first quarter of 2022, the Compensation Committee granted equity grants to our NEOs, including the second portion of Mr. Kannan’s equity grant and the 2022 annual equity grants for our other NEOs. Mr. Kannan’s equity grant was granted in accordance with the terms of his employment agreement in connection with his commencement of service in December 2021. The Compensation Committee routinely evaluates and considers the type of awards granted to the NEOs, and although the Compensation Committee believes that its historical equity grant practice of delivering a combination of stock options and restricted stock awards achieved the Company’s compensation objectives at that time, the Compensation Committee determined to also include performance-vested stock awards in the 2022 annual equity grants in order to create a stronger link between executive pay and Company performance and further increase stockholder alignment.
In connection with the appointment of Mr. Kannan as Chief Executive Officer, the Board of Directors committed to implementing performance-vested LTI, with 50% of Mr. Kannan’s 2022 target LTI grant value ultimately delivered in performance-vested restricted stock tied to the achievement of certain strategic milestone objectives, as well as relative TSR performance over the

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three-year performance period ending December 31, 2024. In order to align all the NEOs towards consistent long-term objectives, as well as balance stockholder alignment and executive attraction and retention objectives, it was determined that the other NEOs also have a portion of their annual LTI, granted in March 2022 at the same time as Mr. Kannan’s 2022 grant, delivered in performance-vested restricted stock tied to the same performance conditions as the CEO.
In addition, in order to better position total compensation versus the market, limit year-to-year swings in the grant date fair value of awards to any particular NEO and further support our objective to attract, motivate, and retain talented executives, we shifted our approach in determining the amount of equity to grant to a value-based approach, setting a target LTI dollar value for each of our NEOs, rather than a target number of shares.
Our NEOs were granted 2022 LTI awards that consisted of the following:
CEO’s 2022 LTI Awards:
•50% of target LTI value was delivered in time-vested stock options, with 25% vesting on the 1st anniversary of grant and the remaining 75% vesting in equal monthly installments over the subsequent 36 months, and
•50% of target LTI value was delivered in performance-vested restricted stock, tied to certain strategic milestone objectives, as well as relative TSR performance, over a three-year performance period ending December 31, 2024. The performance awards have a threshold payout opportunity of 50% of target and a maximum payout opportunity of 200% of target. No payout is earned for below threshold performance.
Other NEOs’ 2022 Annual LTI Awards:
•50% of target LTI value was delivered in time-vested stock options which vest in 48 equal installments on each of the first 48 monthly anniversaries of the grant date,
•25% of target LTI value was delivered in time-vested restricted stock, which vest in four equal installments on each of the first four anniversaries of the grant date, and
•25% of target LTI value was delivered in performance-vested restricted stock, with same vesting/performance criteria and payout opportunities as the CEO as described above.

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COMPENSATION DISCUSSION & ANALYSIS
Below is a summary of the target LTI values for our NEOs for 2022.

EXECUTIVE(1)	TARGET VALUE OF 2022 EQUITY INCENTIVE AWARDS

Raj Kannan	$2,000,000
Casey C. Kopczynski, Ph.D.	$575,000
John W. LaRocca, Esq.	$575,000
(1)     Dr. McGraw was not eligible for a 2022 LTI Award as an executive officer.
Former Interim Executive Chair Compensation
On September 17, 2021, Aerie’s Board of Directors appointed Dr. McGraw as Interim Executive Chair of the Board of Directors of the Company during the Company’s CEO transition period between the departure of Dr. Anido and appointment of Mr. Kannan as Chief Executive Officer. On September 20, 2021, the Company and Dr. McGraw entered into a letter agreement (the “McGraw Agreement”) pursuant to which Dr. McGraw would serve as Interim Executive Chair for a period beginning on September 17, 2021 (the “McGraw Effective Date”) and ending on the earlier of (i) the six month anniversary of the McGraw Effective Date, or such later date as mutually agreed, and (ii) the date mutually agreed between the Board and Dr. McGraw following the appointment of a new Chief Executive Officer, unless the McGraw Agreement is terminated earlier by either party. Under these terms, Dr. McGraw resumed his status as an independent director on March 1, 2022. Dr. McGraw received compensation for his service as Interim Executive Chair comprised of salary payments in an amount equivalent to an annual salary of $600,000, and an equity grant with a grant date fair value of $1,000,000, 60% of which was awarded in the form of a stock option grant and 40% of which was awarded in the form of a restricted stock grant. Dr. McGraw did not receive any cash retainers payable to non-employee directors during his service as the Interim Executive Chair.
CEO Compensation
On December 15, 2021, in connection with Mr. Kannan’s appointment to Chief Executive Officer of the Company, the Company entered into an employment agreement with Mr. Kannan (the “Kannan Employment Agreement”) setting forth the terms of his service and compensation. See below for key compensation arrangements for Mr. Kannan:
•Mr. Kannan receives an annual base salary of $700,000 payable in accordance with regular payroll practices, and beginning fiscal year 2022, is eligible to receive a target annual bonus equal to 70% of his base salary, with the actual amount of the annual bonus to be determined by the Board based on achievement of the relevant performance goals to be determined by the Board.
•As discussed under the section “2021 Equity Awards,” on December 20, 2021, in connection with his commencement of employment, Mr. Kannan received an initial equity award on his start date with an aggregate grant date fair market value equal to $3,500,000. 50% of the award value was delivered in the form of stock options and 50% of the award value was delivered in the form of restricted stock. The stock option grant will vest 25% on the one-year anniversary of the date of grant and in 36 equal monthly installments thereafter, and the restricted stock grant will vest on the first four anniversaries of the date of grant.
•As discussed under the section “2022 Equity Awards,” on March 18, 2022, Mr. Kannan received an equity award, the value of which was approved at the time of his hire, with an aggregate target grant date fair market value equal to $2,000,000. 50% of the target award value was delivered in the form of stock options and 50% of the target award value was delivered in the form of performance-vested restricted stock tied to three-year strategic milestone objectives and relative TSR performance ending December 31, 2024. The stock option grant will vest 25% on the one-year anniversary of the date of grant and in 36 equal monthly installments thereafter.

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(1)     Reflects target total compensation for Mr. Kannan for fiscal year 2022, given his start date at the end of fiscal year 2021. For the avoidance of doubt, this amount excludes the initial equity award granted to Mr. Kannan in December 2021.
Benefits
Our executives receive the Company’s standard employee benefits package, including health and disability insurance paid by the Company and are eligible to participate in the Company’s 401(k) plan, in each case, on the same basis as other employees.
Perquisites
We did not provide our NEOs with any perquisites during the fiscal year ended December 31, 2021. Going forward, Mr. Kannan is entitled to receive reimbursement of costs related to Mr. Kannan’s relocation to the Durham, North Carolina area including (i) up to 18 months of reasonable commuting expenses, (ii) up to 30 months of housing costs (limited to $5,000 per month) and (iii) reasonable and customary relocation costs related to the sale of his current residence and purchase of a new residence that occurs during the 30-month transition period following his start date of employment on December 20, 2021. To the extent these relocation benefits are taxable to Mr. Kannan, an additional payment will be made to Mr. Kannan to cover the cost of the applicable tax.
Pension Benefits
Other than the Company’s 401(k) plan, we did not maintain any plan for our NEOs providing for payments or other benefits at, following, or in connection with, retirement during the fiscal year ended December 31, 2021.
Nonqualified Deferred Compensation Plan
We did not maintain any deferred compensation plan for our NEOs for the fiscal year ended December 31, 2021. Effective February 18, 2022, the Company adopted a nonqualified deferred compensation plan, which allows a select group of management and highly compensated employees, including the Company’s named executive officers, to voluntarily defer up to eighty-percent (80%) of base salary and bonus compensation.
Stock Ownership Guidelines
In 2019, we adopted stock ownership guidelines for our Board and our executive officers. The purpose of these guidelines is to encourage meaningful ownership of our Company, and ensure that there is significant alignment between the interests of our

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executives, our Board of Directors and our stockholders. Under the policy the following ownership levels, expressed as a multiple of base salary or annual base retainer, must be met and maintained:

POSITION	GUIDELINE

Chief Executive Officer	3x Annual Base Salary
Other Executive Officers	1x Annual Base Salary
Directors	3x Annual Base Retainer
Participants are expected to be in compliance with the guideline levels of ownership within five years of becoming subject to the policy. For the purposes of determining compliance, only the value of the shares owned outright, held in our equity incentive plans, or held in trust for the sole benefit of the participant will be counted. If a participant is not in compliance with the guidelines, the Compensation Committee may, among other remedies, require the participant to receive shares of the Company in lieu of earned cash, or enact other policies, based on relevant facts and circumstances.
Clawbacks
In 2019, we adopted a “clawback” policy, which allows us to recoup incentive compensation paid to individual NEOs in the event that there is a material restatement of financial results due to fraud or intentional misconduct of such NEO.
Policy on Hedging, Pledging and Other Transactions
Our insider trading policy prohibits all members of the Board of Directors, employees, including executive officers, and our contractual workers from engaging in hedging or monetization transactions related to Company securities, including using financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Further, employees, members of the Board of Directors and contractual workers may not pledge Aerie stock as security for a loan without the prior written consent of the Chief Financial Officer or the General Counsel.
Employment Agreements with our Named Executive Officers
We believe that providing our NEOs market-competitive security protections in the event of certain termination scenarios serves as an important retention tool and ensures that our NEOs remain dedicated, motivated and focused on achieving the best results for our stockholders. To that end, we have entered into employment agreements with each of our NEOs (the “NEO Employment Agreements”). These agreements provide certain benefits upon termination of employment that we believe reinforce our pay-for-performance philosophy and reflect best governance practices.
The NEO Employment Agreements generally provide for base salary, a target annual bonus opportunity, certain employee benefits, severance upon qualifying terminations of employment (including in connection with a Change in Control as defined in the Company’s Amended and Restated 2013 Omnibus Incentive Plan) and restrictive covenants during employment and for specified periods following termination of employment. The general terms of the NEO Employment Agreements are described in more detail in the narrative disclosures following the Grants of Plan-Based Awards table of this Proxy Statement and the terms of the NEO Employment Agreements relating to the termination of an NEO’s employment, including in connection with a Change in Control, are described in more detail in the section entitled “Potential Payments Upon Termination or Change in Control” of this Proxy Statement.

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Tax and Accounting Considerations
The Compensation Committee considers tax and accounting implications in its executive compensation determinations, although in some cases, other important considerations may outweigh tax or accounting considerations, and the Compensation Committee maintains the flexibility to compensate its officers in accordance with the Company’s compensation philosophy.
Under Section 162(m) of the Code, as amended (“Section 162(m)”), the Company will generally not be entitled to a tax deduction for individual compensation over $1 million that is paid to, generally, the named executive officers, unless the compensation amounts are grandfathered under transition rules that apply to the amended Section 162(m). While the Committee will continue to consider the potential impact of the application of Section 162(m) on compensation for its named executive officers, it may approve compensation arrangements that will not be tax-deductible.
Compensation Risk Assessment
Our management and the Compensation Committee review our compensation practices and policies with regard to risk management. We have reviewed our programs and determined that there are no practices or policies that are likely to lead to excessive risk-taking or have a material adverse effect on the Company. Further, we identified the following policies and practices that serve to mitigate risk:
•High level of executive equity ownership to prevent short-term risk taking;
•Long-term incentive grants with multi-year vesting;
•Stock ownership requirements;
•Incentive claw back policy;
•Balance between goals and objectives of short- and long-term incentive compensation plans;
•Proper administrative and oversight controls; and
•Key compensation governance attributes, as discussed above.
Compensation Committee Report
We, the Compensation Committee of the Board of Directors, met with management to review and discuss the Compensation Discussion and Analysis set forth above, and based upon the review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this report.

Aerie Pharmaceuticals, Inc. Compensation Committee

Benjamin F. McGraw, III, Pharm.D., Chair
Gerald D. Cagle, Ph.D.
David W. Gryska
Peter J. McDonnell, M.D.

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COMPENSATION DISCUSSION & ANALYSIS
Summary Compensation Table for 2021
The following table sets forth the portion of compensation paid to the NEOs that is attributable to services performed during the fiscal years ended December 31, 2021, 2020 and 2019.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION (3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)

Raj Kannan	2021	24,306	1,750,000	1,750,004	—	—	3,524,310
Chief Executive Officer and Director
Casey C. Kopczynski, Ph.D.	2021	457,010	194,040	583,500	220,050	7,998	1,462,598
Chief Innovation Officer,	2020	448,050	211,800	615,833	209,690	7,841	1,493,214
Head of Research and External Innovation	2019	435,000	344,560	1,038,845	139,896	7,613	1,965,914
John W. LaRocca, Esq.	2021	451,760	194,040	583,631	217,522	7,342	1,454,295
General Counsel and	2020	442,900	74,130	212,087	207,300	8,663	945,080
Secretary	2019	430,000	493,250	1,454,807	136,848	9,454	2,524,359
Benjamin F. McGraw, III, Pharm.D.(5)	2021	172,727	428,373	670,303	—	70,355	1,341,758
Former Interim Executive Chair
Thomas A. Mitro	2021	511,020	246,960	729,111	246,056	8,846	1,741,993
Former President and Chief	2020	501,000	296,520	855,189	238,000	8,683	1,899,392
Operating Officer	2019	473,800	550,348	1,659,848	103,000	5,980	2,792,976
Vicente Anido, Jr., Ph.D.(6)	2021	581,024	493,920	1,458,192	—	1,240,014	3,773,150
Former Chief Executive Officer	2020	795,675	593,040	1,710,048	521,326	—	3,620,089
and Chairman of the Board	2019	772,500	1,094,538	3,300,325	362,303	—	5,529,666
Richard J. Rubino	2021	283,751	211,680	606,793	—	179,772	1,281,996
Former Chief Financial Officer,	2020	476,890	248,865	711,494	229,000	11,922	1,678,171
Secretary and Treasurer	2019	463,000	459,428	1,385,604	145,799	11,575	2,465,406
Christopher Staten	2021	285,231	67,637	125,464	—	54,007	532,339
Former Interim Chief Financial
Officer

(1)Amounts reflected in this column represent the grant date fair value of restricted stock awards. The grant date fair value is measured based on the closing price of our common stock on the date of grant in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718: Compensation—Stock Compensation (“ASC 718”). The valuation methodology and assumptions used in determining such amounts are described in the notes to our audited consolidated financial statements included in our Form 10-K filed with the SEC on February 25, 2022.
(2)Amounts reflected in this column represent the grant date fair value of options to purchase common stock, computed in accordance with ASC 718. The valuation methodology and assumptions used in determining such amounts are described in the notes to our audited consolidated financial statements included in our Form 10-K filed with the SEC on February 25, 2022.
(3)Represents bonuses earned related to fiscal year 2021 as further described in the section above entitled “Annual Bonus (Non-Equity Incentive Compensation).”
(4)Amounts reflected in this column represent matching contributions under the Company’s 401(k) retirement plan paid during the fiscal year other than for Dr. Anido. For Dr. McGraw, this column includes $65,855 earned as a member of the Board of Directors through September 2021 in addition to $4,500 of matching contributions under the Company’s 401(k) retirement plan. For Mr. Rubino, this column includes payment of $168,467 of accrued paid time off in addition to $11,305 of matching contributions under the Company’s 401(k) retirement plan. For Mr. Staten, this column includes payment of $46,734 of accrued paid time off in addition to $7,273 of matching contributions under the Company’s 401(k) retirement plan.
(5)The grant date fair value of Dr. McGraw’s Stock Awards of $428,373 consists of amounts granted for his services as follows: $28,367 attributable to shares granted as a member of the Board of Directors and $400,006 attributable to shares granted in connection with his role as Interim Executive Chair. The grant date fair value of Dr. McGraw’s Option Awards of $670,303 consists of amounts granted for his services

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as follows: $70,302 attributable to options granted as a member of the Board of Directors and $600,001 attributable to options granted in connection with his role as Interim Executive Chair.
(6)Dr. Anido’s All Other Compensation of $1,240,014 is comprised of (a) severance of $973,907 (includes $568,112 related to 2021 bonus at target and $405,795 which represents 50% of Dr. Anido’s 2021 base salary) and (b) accrued paid time off of $266,107, which amounts were paid in connection with his termination of service in 2021.

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COMPENSATION DISCUSSION & ANALYSIS
Grants of Plan-Based Awards in 2021
The following table summarizes the awards granted to each of the NEOs during the fiscal year ended December 31, 2021.

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OF UNITS(2)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS(3)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Shares)(4)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS($)(5)

NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)
Raj Kannan
Performance Bonus	—	—	—	—	—	—	—	—
Stock Option Award	12/20/2021	—	—	—	—	387,169	8.11	1,750,004
Restricted Stock Award	12/20/2021	—	—	—	215,783	—	—	1,750,000
Casey C. Kopczynski, Ph.D.
Performance Bonus	—	—	228,505	457,010	—	—	—	—
Stock Option Award	2/4/2021	—	—	—	—	50,000	17.64	583,500
Restricted Stock Award	2/4/2021	—	—	—	11,000	—	—	194,040
John W. LaRocca, Esq.
Performance Bonus	—	—	225,880	451,760	—	—	—	—
Stock Option Award	2/4/2021	—	—	—	—	50,000	17.64	583,631
Restricted Stock Award	2/4/2021	—	—	—	11,000	—	—	194,040
Benjamin F. McGraw, III, Pharm.D.(6)
Performance Bonus	—	—	—	—	—	—	—	—
Stock Option Award	6/17/2021	—	—	—	—	7,800	16.21	70,302
Stock Option Award	9/20/2021	—	—	—	—	102,412	11.59	600,001
Restricted Stock Award	6/17/2021	—	—	—	1,750	—	—	28,367
Restricted Stock Award	9/20/2021	—	—	—	34,513	—	—	400,006
Thomas A. Mitro
Performance Bonus	—	—	255,510	511,020	—	—	—	—
Stock Option Award	2/4/2021	—	—	—	—	62,500	17.64	729,111
Restricted Stock Award	2/4/2021	—	—	—	14,000	—	—	246,960
Vicente Anido, Jr., Ph.D.
Performance Bonus(7)	—	—	568,112	1,136,225	—	—	—	—
Stock Option Award	2/4/2021	—	—	—	—	125,000	17.64	1,458,192
Restricted Stock Award	2/4/2021	—	—	—	28,000	—	—	493,920
Richard J. Rubino
Performance Bonus(7)	—	—	243,215	486,430	—	—	—	—
Stock Option Award	2/4/2021	—	—	—	—	52,000	17.64	606,793
Restricted Stock Award	2/4/2021	—	—	—	12,000	—	—	211,680
Christopher Staten
Performance Bonus(7)	—	—	102,683	N/A	—	—	—	—
Stock Option Award	7/1/2021	—	—	—	—	12,516	16.22	125,464
Restricted Stock Award	7/1/2021	—	—	—	4,170	—	—	67,638
(1)The dollar amounts set forth in the target column represent the target and maximum bonus opportunity for each NEO as further described in the section above entitled “Annual Bonus (Non-Equity Incentive Compensation).”

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(2)Represents a grant of restricted stock awards for all NEOs granted under the Aerie Pharmaceuticals, Inc. Second Amended and Restated Omnibus Incentive Plan (the “Amended and Restated Equity Plan”) or for Mr. Kannan, under the Aerie Pharmaceuticals, Inc. Second Amended and Restated Inducement Award Plan (the “Inducement Plan”).
(3)Represents stock option awards granted under the Amended and Restated Equity Plan or, for Mr. Kannan, the Inducement Plan.
(4)The exercise prices reflect the closing price of our stock on the grant date.
(5)Amounts reflected in this column represent the grant date fair value of stock awards and option awards computed in accordance with ASC 718. The valuation methodology and assumptions used in determining such amounts are described in the notes to our audited consolidated financial statements included in our Form 10-K filed with the SEC on February 25, 2022.
(6)The equity awards granted to Dr. McGraw on June 17, 2021 related to his service as a member of the Board of Directors and the September 20, 2021 grants related to his appointment to Interim Executive Chair.
(7)Any eligibility for an annual bonus for 2021 was forfeited with the respective termination of Dr. Anido, Mr. Rubino and Mr. Staten.

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COMPENSATION DISCUSSION & ANALYSIS
NEO Employment Agreements
We have entered into employment agreements or letter agreements with each of our NEOs and believe these agreements have helped create stability for our management team. These agreements provide for the basic terms of their employment, as described below. In addition, certain agreements provide for severance upon certain qualifying terminations as described below in the section “—Potential Payments upon Termination or Change-in-Control.”
Chief Executive Officer (Raj Kannan)
On December 15, 2021, we entered into an employment agreement with Mr. Kannan, who commenced his employment on December 20, 2021, which provides for the following material terms:
•an initial term of three years, with automatic extensions for successive one (1) year periods thereafter, unless either party provides written notice of non-renewal at least 90 days prior to the end of the then applicable term;
•payment of base salary ($700,000 per annum as of his start date of December 20, 2021) and eligibility to receive a target annual bonus equal to a percentage of his base salary (for 2022, 70%), with the actual amount of the annual bonus to be determined by our Board based on achievement of the relevant performance goals, as described above in the section “—Annual Bonus (Non-Equity Incentive Compensation Plan)”;
•certain relocation benefits; and
•equity awards, to be made in two separate grants, with the first occurring on his start date and the second occurring in 2022 at the same time annual awards are made to other executive officers, as described above in the sections entitled “Long-Term Equity Incentive Compensation – 2021 Equity Awards – Initial Equity Award to CEO” and “Long-Term Equity Incentive Compensation – 2022 Equity Awards.”
Mr. Kannan’s base salary may be increased annually at the discretion of the Board and may be decreased only in connection with an overall reduction in executive officer salaries.
Chief Innovation Officer, Head of Research and External Innovation (Casey C. Kopczynski, Ph.D.)
On March 6, 2017, we entered into an amendment to the employment agreement with Dr. Kopczynski, dated December 18, 2013 which collectively provides for the following material terms:
•Dr. Kopczynski will continue to serve as our Chief Scientific Officer for successive one (1) year periods which will renew automatically on December 18 of each year unless either party provides 90 days’ notice of non-renewal; and
•payment of base salary ($457,010 per annum as of February 4, 2021) and eligibility to receive a target annual bonus equal to a percentage of his base salary (for 2021, 50%), with the actual amount of the annual bonus to be determined by our Board based on achievement of the relevant performance goals, as described above in the section “—Annual Bonus (Non-Equity Incentive Compensation Plan”).
After an overall review of Dr. Kopczynski’s compensation package, on February 28, 2022, our Board approved an increase in Dr. Kopczynski’s base salary to $470,720 while keeping his target annual bonus percentage consistent with the percentage set for 2021. Dr. Kopczynski’s base salary may be increased annually at the discretion of the Board, and may be decreased only in connection with an overall reduction in executive officer salaries. In March 2022, Dr. Kopczynski’s title was updated to Chief Innovation Officer and Head of Research and External Innovation, which better reflects his role. This change did not impact his employment agreement.
General Counsel and Secretary (John W. LaRocca, Esq.)
On January 19, 2018, we entered into an employment agreement with Mr. LaRocca which provides for the following material terms:
•an initial term that expired on February 19, 2021, with automatic extensions for successive one (1) year periods thereafter, unless either party provides written notice of non-renewal at least 90 days prior to the end of the applicable term; and

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•payment of base salary ($451,760 per annum as of February 4, 2021) and eligibility to receive a target annual bonus equal to a percentage of his base salary (for 2021, 50%), with the actual amount of the annual bonus to be determined by our Board based on achievement of the relevant performance goals, as described above in the section “—Annual Bonus (Non-Equity Incentive Compensation Plan”).
After an overall review of Mr. LaRocca’s compensation package, on February 28, 2022, our Board approved an increase in Mr. LaRocca’s base salary to $465,313 while keeping his target annual bonus percentage consistent with the percentage set for 2021. Mr. LaRocca’s base salary may be increased annually at the discretion of the Board, and may be decreased only in connection with an overall reduction in executive officer salaries.
Former Interim Executive Chair (Benjamin F. McGraw, III, Pharm.D.)
On September 20, 2021, we entered into a letter agreement with Dr. McGraw memorializing the terms of his service as Interim Executive Chair of the Board of Directors, effective as of September 17, 2021. This agreement provides for the following material terms:
•the agreement remained in effect for the period beginning on September 17, 2021 and ending on the earlier of (i) the date that is the six month anniversary of such date, or such later date as Dr. McGraw and the Board may mutually agree in writing; and (ii) the date mutually agreed by Dr. McGraw and the Board on or following the effective date of the appointment and commencement of service of a new Chief Executive Officer of the Company, unless the agreement is terminated earlier by him, or the Board;
•Payment of a base salary ($600,000 per annum), and discontinuation of any fees as a member of the Board or any committees thereof; and
•Equity awards as described above under the section entitled “Long-Term Equity Incentive Compensation – 2021 Equity Awards - Equity Awards to Former Interim Executive Chair.”
The term of Dr. McGraw’s agreement has now expired.
Former President and Chief Operating Officer (Thomas A. Mitro)
On March 6, 2017, we entered into an amendment to the amended and restated employment agreement with Mr. Mitro, effective as of December 18, 2013 which collectively provides for the following material terms:
•Mr. Mitro would continue to serve as President and Chief Operating Officer for successive one (1) year periods which would renew automatically on December 18 of each year; and
•payment of base salary ($511,020 per annum as of February 4, 2021) and eligibility to receive a target annual bonus equal to a percentage of his base salary (for 2021, 50%), with the actual amount of the annual bonus to be determined by our Board based on achievement of the relevant performance goals, as described above in the section “—Annual Bonus (Non-Equity Incentive Compensation Plan”).
As Mr. Mitro ceased employment with the Company effective February 28, 2022, there was no increase in his base salary for 2022.
Former Chief Executive Officer and Chairman of the Board (Vicente Anido, Jr., Ph.D.)
On July 25, 2017, we entered into an amended and restated employment agreement with Dr. Anido which provided for the following material terms:
•an initial term expired on July 25, 2020, with automatic extensions for successive one (1) year periods thereafter, unless either party provided written notice of non-renewal at least 180 days prior to the end of the then applicable term; and
•payment of base salary ($811,589 per annum as of February 4, 2021) and a target annual bonus equal to a percentage of his base salary (for 2021, 70%), which bonus he was no longer eligible for as a result of his termination effective September 17, 2021.
Dr. Anido was terminated without cause effective September 17, 2021.

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COMPENSATION DISCUSSION & ANALYSIS
Former Chief Financial Officer (Richard J. Rubino)
On March 6, 2017, we entered into an amendment to the amended and restated employment agreement with Mr. Rubino, effective as of December 18, 2013 which collectively provided for the following material terms:
•Mr. Rubino would continue to serve as our Chief Financial Officer for successive one (1) year periods which would renew automatically on December 18th of each year; and
•payment of base salary ($486,430 per annum as of February 4, 2021) and a target annual bonus equal to a percentage of his base salary (for 2021, 50%), which bonus he was no longer eligible for as a result of his termination effective July 30, 2021.
Mr. Rubino resigned effective July 30, 2021.
Former Interim Chief Financial Officer (Christopher Staten)
On October 23, 2015, Mr. Staten accepted our offer letter for at will employment, which provided for payment of base salary ($342,277 per annum as of February 4, 2021) and eligibility to receive a target annual bonus equal to a percentage of his base salary (for 2021, 30%), which bonus he was no longer eligible for as a result of his termination effective July 30, 2021.
Mr. Staten resigned effective October 29, 2021.
All NEOs — Restrictive Covenants
In addition, each NEO employment agreement provides that the NEO, during the employment term and thereafter, has an obligation of confidentiality and non-disclosure in regard to any confidential and proprietary information owned by, or received by or on behalf of, the Company or any of its affiliates. Additionally, each NEO employment agreement provides that during the employment term and for a period of 12 months thereafter, the NEO shall not, directly or indirectly, without the Company’s prior written consent (a) hire, contact, induce or solicit for employment any person who is, or within six months prior to the date of such hiring, contacting or soliciting was, an employee of the Company or any of its affiliates, or (b) induce or solicit any customer, client or vendor of, or other person having a business relationship with, the Company or any of its affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its affiliates, or interfere with any relationship between the Company or any of its affiliates and any of their respective customers, clients, vendors or any other business contacts.

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COMPENSATION DISCUSSION & ANALYSIS
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table provides information concerning outstanding equity awards for each of our NEOs as of December 31, 2021. As of December 31, 2021, the fair market value of a share of our common stock was $7.02.

NAME	OPTION AWARDS					STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)

Raj Kannan	—	387,169	(1)	8.11	12/20/2031	—		—
	—	—		—	—	215,783	(2)	1,514,797

Casey C. Kopczynski, Ph.D.	25,000	—	(3)	3.15	9/12/2023	—		—
	121,000	—	(3)	20.70	3/13/2024	—		—
	43,125	—	(3)	28.03	2/25/2025	—		—
	51,000	—	(3)	16.69	2/24/2026	—		—
	39,709	—	(3)	44.25	2/23/2027	—		—
	34,500	1,500	(4)	53.55	2/8/2028	—		—
	25,500	10,500	(5)	43.07	2/7/2029	—		—
	20,625	24,375	(6)	21.18	2/6/2030	—		—
	10,417	39,583	(7)	17.64	2/4/2031	—		—
	—	—		—	—	2,000	(8)	14,040
	—	—		—	—	4,000	(9)	28,080
	—	—		—	—	7,500	(10)	52,650
	—	—		—	—	11,000	(11)	77,220

John W. LaRocca, Esq.	67,083	2,917	(12)	54.90	2/19/2028	—		—
	21,958	9,042	(5)	43.07	2/7/2029	—		—
	21,000	15,000	(13)	23.97	8/14/2029	—		—
	7,104	8,396	(6)	21.18	2/6/2030	—		—
	10,417	39,583	(7)	17.64	2/4/2031	—		—
	—	—		—	—	4,500	(14)	31,590
	—	—		—	—	3,500	(9)	24,570
	—	—		—	—	4,000	(15)	28,080
	—	—		—	—	2,625	(10)	18,428
	—	—		—	—	11,000	(11)	77,220

Benjamin F. McGraw, III, Pharm.D.	25,000	—	(3)	20.69	9/30/2024	—		—
	10,000	—	(3)	32.30	4/10/2025	—		—
	10,000	—	(3)	19.50	6/8/2026	—		—
	10,000	—	(3)	52.85	6/8/2027	—		—
	7,800	—	(3)	65.15	6/7/2028	—		—
	7,800	—	(3)	39.44	5/23/2029	—		—

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	7,800	—	(3)	13.27	6/11/2030	—		—
	3,900	3,900	(16)	16.21	6/17/2031	—		—
	—	102,412	(17)	11.59	9/20/2031	—		—
	—	—		—	—	1,750	(18)	12,285
	—	—		—	—	34,513	(17)	242,281

Thomas A. Mitro	126,984	—	(3)	3.15	8/26/2023	—		—
	63,499	—	(3)	3.15	9/12/2023	—		—
	126,000	—	(3)	20.70	3/13/2024	—		—
	71,250	—	(3)	28.03	2/25/2025	—		—
	71,250	—	(3)	16.69	2/24/2026	—		—
	79,418	—	(3)	44.25	2/23/2027	—		—
	55,104	2,396	(4)	53.55	2/8/2028	—		—
	40,729	16,771	(5)	43.07	2/7/2029	—		—
	28,646	33,854	(6)	21.18	2/6/2030	—		—
	13,021	49,479	(7)	17.64	2/4/2031	—		—
	—	—		—	—	3,194	(8)	22,422
	—	—		—	—	6,389	(9)	44,851
	—	—		—	—	10,500	(10)	73,710
	—	—		—	—	14,000	(11)	98,280

Vicente Anido, Jr., Ph.D.	—	—		—	—	—		—

Richard J. Rubino	—	—		—	—	—		—

Christopher Staten	59,500	—	(3), (19)	24.70	11/5/2025	—		—
	14,650	—	(3), (19)	43.90	2/1/2027	—		—
	12,682	—	(19)	56.25	1/30/2028	—		—
	8,344	—	(19)	46.86	1/30/2029	—		—
	6,779	—	(19)	23.97	8/14/2029	—		—
	3,650	—	(19)	12.71	8/14/2030	—		—
	782	—	(19)	16.22	7/1/2031	—		—
(1)This option was granted on December 20, 2021. The option vests with respect to 25% on the first anniversary of grant and the remainder vests over 36 successive months after the first anniversary of the grant date.
(2)These shares of restricted stock were granted on December 20, 2021 and vest in four equal annual installments on successive anniversaries of December 20, 2021.
(3)This option was fully vested as of December 31, 2021.
(4)This option was granted on February 8, 2018. The option vests ratably on each of the 48 successive monthly anniversaries of February 8, 2018.
(5)This option was granted on February 7, 2019. The option vests ratably on each of the 48 successive monthly anniversaries of February 7, 2019.
(6)This option was granted on February 6, 2020. The option vests ratably on each of the 48 successive monthly anniversaries of February 6, 2020.
(7)This option was granted on February 4, 2021. The option vests ratably on each of the 48 successive monthly anniversaries of February 4, 2021.
(8)These shares of restricted stock were granted on February 8, 2018 and vest in four equal annual installments on successive anniversaries of February 8, 2018.
(9)These shares of restricted stock were granted on February 7, 2019 and vest in four equal annual installments on successive anniversaries of February 7, 2019.
(10)These shares of restricted stock were granted on February 6, 2020 and vest in four equal annual installments on successive anniversaries of February 6, 2020.
(11)These shares of restricted stock were granted on February 4, 2021 and vest in four equal annual installments on successive anniversaries of February 4, 2021.

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(12)This option was granted on February 19, 2018. The option vests 25% on February 19, 2019 and 75% ratably on the following 36 monthly anniversaries of February 19, 2019.
(13)This option was granted on August 14, 2019. The option vests ratably on each of the 48 successive monthly anniversaries of August 14, 2019.
(14)These shares of restricted stock were granted on February 19, 2018 and vest in four equal annual installments on successive anniversaries of February 19, 2018.
(15)These shares of restricted stock were granted on August 14, 2019 and vest in four equal annual installments on successive anniversaries of August 14, 2019.
(16)This option was granted on June 17, 2021. The options vest ratably on each of the 12 successive monthly anniversaries of June 17, 2021.
(17)The option award and shares of restricted stock reported in these columns were granted on September 20, 2021. Both awards cliff vested on the earlier of (i) the six-month anniversary of the grant date or (ii) the date that occurs on or following the effective date of the appointment and commencement of service of a new Chief Executive Officer of the Company on which Dr. McGraw and the Board have mutually agreed that his service as Interim Executive Chair will cease. Dr. McGraw’s service as Interim Executive Chair ceased on February 28, 2022 and the corresponding awards are fully vested.
(18)These shares of restricted stock were granted on June 17, 2021 and vest on the one-year anniversary of the grant.
(19)As Mr. Staten’s termination was effective October 29, 2021, all unvested portions of this grant were forfeited immediately and the vested and exercisable portions of this option grant were forfeited on January 29, 2022 as they were not exercised within the specified post-termination period.
Option Exercises and Stock Vested
The following table summarizes stock vested with respect to each of the NEOs during the fiscal year ended December 31, 2021.

	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)(1)	VALUE REALIZED ON EXERCISE ($)(2)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(3)	VALUE REALIZED ON VESTING ($)(4)
NAME

Raj Kannan	—	—	—	—
Casey C. Kopczynski, Ph.D.	59,926	983,395	7,603	132,273
John W. LaRocca, Esq.	—	—	9,125	147,585
Benjamin F. McGraw, III, Pharm.D.	—	—	1,750	27,055
Thomas A. Mitro	—	—	12,095	209,511
Vicente Anido, Jr., Ph.D.	846,329	4,640,921	24,027	416,325
Richard J. Rubino	199,939	1,581,204	9,466	165,052
Christopher Staten	—	—	5,492	88,881
(1)This column represents the number of shares of common stock for which options were exercised.
(2)The amounts in this column represent the aggregate dollar value realized upon exercise of options.
(3)This column represents the number of shares of common stock received upon vesting of restricted stock during the 2021 fiscal year.
(4)The amounts in this column represent the aggregate dollar value realized upon vesting of restricted stock, based on the market price of our common stock on the date of vesting.
Potential Payments Upon Termination or Change in Control
As discussed below, our NEOs may receive various forms of compensation or benefits in the event of a termination of his employment under certain circumstances.
Severance Entitlements Under Employment Agreements
Chief Executive Officer (Kannan)
In the event of a termination of Mr. Kannan’s employment (1) by the Company without Cause or by Mr. Kannan for Good Reason (such terms are defined in his employment agreement) or (2) the employment agreement expires as a result of the Company

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COMPENSATION DISCUSSION & ANALYSIS
providing notice of non-renewal, Mr. Kannan will be entitled to, subject to his execution and delivery of an effective release of claims against the Company, the following:
•12 months’ base salary continuance paid in accordance with the Company’s ordinary payroll practice;
•payment of (x) performance bonus equal to 100% of the target level for the year in which termination occurs prorated based on the number of days worked in the calendar year (the “pro-rated bonus”) and (y) if Mr. Kannan was still employed by the Company as of the last day of any calendar year, the performance bonus that would have been paid if Mr. Kannan remained employed through the date of payment (the “post-termination bonus”);
•Company-paid health insurance continuation coverage less the amount payable by an active employee for such coverage (the “continued benefits”), for a period of 12 months or until Mr. Kannan obtains new employment, whichever occurs first; and
•the portion of each equity award that would have vested had Mr. Kannan remained employed for the 12-month period following the termination date will immediately vest, becoming fully exercisable as of the later of (i) termination date and (ii) effective date of the required release of claims.
In the event of a Change in Control (as defined in Mr. Kannan’s employment agreement), if a termination without cause or resignation for good reason occurs, or if the successor corporation gives notice of non-renewal, within 12 months after the Change in Control, Mr. Kannan will be entitled to, subject to his execution and delivery of an effective release of claims against the Company, the following:
•continued payment of Mr. Kannan’s base salary at the rate in effect at the time of termination for a period of 24 months;
•pro-rated bonus and post-termination bonus;
•payment equal to 1.5 times the greater of (i) 70% of Mr. Kannan’s base salary on the termination date and (ii) the average of the performance bonuses received by Mr. Kannan in the preceding two year period;
•continued benefits for a period of 24 months or until Mr. Kannan obtains new employment, whichever occurs first; and
•all unvested equity awards will immediately vest.
Kopczynski, LaRocca and Mitro(1)
With respect to each of Dr. Kopczynski and Messrs. LaRocca and Mitro, in the event of a termination of the NEO’s employment by the Company without Cause or by the NEO for Good Reason (as such terms are defined in the applicable employment agreement), the NEO will be entitled to, subject to his execution and delivery of an effective release of claims against the Company:
•continued payment of the NEO’s base salary at the rate in effect at the time of termination for a period of:
◦12 months or
◦18 months if such termination of employment occurs in connection with or within 12 months following a Change Control;
•Company-paid health insurance continuation coverage less the amount payable by an active employee for such coverage, for a period of:
◦12 months or
◦18 months if such termination of employment occurs in connection with or within 12 months following a Change in Control;
•if the termination occurs in connection with or within 12 months following a Change in Control (as such term is defined in the applicable employment agreement), an amount equal to 1.5 times the greater of (x) the target annual performance bonus for the year in which termination occurs and (y) the average of the annual performance bonuses received by the NEO for the two years immediately preceding the date of termination
(1) Mr. Mitro ceased employment with the Company effective February 28, 2022.

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COMPENSATION DISCUSSION & ANALYSIS
Anido, Rubino and Staten
Messrs. Rubino and Staten each voluntarily terminated their employment during 2021. As such, neither executive was entitled to any severance payments in connection with the termination of their employment.
Dr. Anido was terminated without cause during 2021 and, as a result of his termination and execution of a release of claims, he received the following severance entitlements pursuant to his employment agreement:
•a lump sum payment equal to 6 months of his base salary, plus continued payment of his base salary for a period of 6 months, commencing on the date that is 6 months following his termination;
•a lump sum payment in respect of his performance bonus for 2021 equal to $568,112 which represents his target bonus for 2021 of 70% of his annual salary; and
•Company-paid health insurance continuation coverage less the amount payable by an active employee for such coverage for a period of 12 months or until he obtains new employment, whichever occurs first.
Additional Benefits for all NEOs
Post-Termination Exercise Period.
For each of our NEOs, their employment agreement provides that in the event the NEO’s employment is terminated by the Company with or without Cause, or he resigns for or without Good Reason, unless treatment more favorable to the NEO is provided in the applicable equity plan or award agreement, he will have a post-termination exercise period of 90 days during which he may exercise the portion of his options to purchase shares of common stock of the Company that was vested as of the termination date.
280G Parachute Payments.
Each of the NEO employment agreement provides that to the extent any of the payments or benefits provided or to be provided by the Company or its affiliates to the NEO pursuant to the terms of their employment agreement or otherwise would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such Parachute Payments will be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever results in the NEO receiving the highest after-tax amount. If such a reduction in Parachute Payments is necessary, the reduction will occur in the manner that results in the greatest economic benefit to the NEO. The NEO Employment Agreements do not provide for excise tax gross-ups.

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COMPENSATION DISCUSSION & ANALYSIS
Equity Arrangements
In addition, pursuant to the terms of each NEO’s stock option awards and restricted stock awards granted under the Amended and Restated Equity Plan or Inducement Plan, as applicable, other than the former Interim Executive Chair, equity awards held by the executives will be treated as set forth below:

TERMINATION EVENT	OPTIONS	RESTRICTED STOCK

Termination of employment without Cause:	For Mr. Kannan, the portion of each equity award that is outstanding at the time of the termination of employment without cause or by reason of resignation for good reason that would have vested in the 12 months immediately following the termination date will vest and become exercisable as applicable.
	All Other NEOs: If terminated within one year of grant, a prorated portion of the amount that would have vested within the first year will vest.	All Other NEOs: A prorated portion of the next annual vesting tranche vests.
Termination of employment due to death or disability:*	If terminated within one year of grant, a prorated portion of the amount that would have vested within the first year will vest.	A prorated portion of the next annual vesting tranche vests.
Termination of employment in connection with or within 12 months following a Change in Control:	Unvested awards will become fully vested.	Unvested awards will become fully vested.
*     For Dr. McGraw, the grants of stock options and restricted stock made in connection with his appointment as the Interim Executive Chair included provisions to accelerate the vesting of the grants in the event of Dr. McGraw’s death or disability prior to the awards vesting.

The payments and benefits to which our NEOs would be entitled in the event of certain termination of employment events, or as a result of a Change in Control, are set forth in the table below, following a description of these payments and benefits, assuming the triggering event occurred on December 31, 2021. For this purpose, we have assumed a value of $7.02 per share of our common stock, the closing price of our common stock on December 31, 2021. The actual amounts payable can only be determined at the

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COMPENSATION DISCUSSION & ANALYSIS
time of such executive’s separation from the Company. The table below includes only those NEOs that remained employed as of December 31, 2021 and that would have been entitled to severance payments or benefits.

EXECUTIVE	QUALIFYING TERMINATION (NOT IN CONNECTION WITH A CHANGE IN CONTROL) ($)(1)	TERMINATION DUE TO DEATH OR DISABILITY ($)(2)	QUALIFYING TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL ($)(3)

Raj Kannan
Lump Sum Payment & Salary Continuation	700,000	—	1,400,000
Benefits Continuation	31,084	—	63,411
Payment in respect of Bonus	—	—	—
Value of Equity Acceleration	378,699	—	1,514,797
Total	1,109,783	—	2,978,208

Casey C. Kopczynski, Ph.D.
Salary Continuation	457,010	—	685,515
Benefits Continuation	31,084	—	47,247
Payment in respect of Bonus	—	—	342,758
Value of Equity Acceleration	59,524	59,524	171,990
Total	547,618	59,524	1,247,510

John W. LaRocca, Esq.
Salary Continuation	451,760	—	677,640
Benefits Continuation	31,084	—	47,247
Payment in respect of Bonus	—	—	338,820
Value of Equity Acceleration	66,763	66,763	179,888
Total	549,607	66,763	1,243,595

Thomas A. Mitro
Salary Continuation	511,020	—	766,530
Benefits Continuation	21,777	—	33,101
Payment in respect of Bonus	—	—	383,265
Value of Equity Acceleration	86,155	86,155	239,263
Total	618,952	86,155	1,422,159

Total	2,825,960	212,442	6,891,472

(1)Amounts in this column are payable in the event the executive is terminated without cause or resigns for good reason (as such terms are defined in the relevant employment agreement or equity documents), and such termination does not qualify for treatment under footnote 3 below.
(2)Amounts in the column are payable in the event the executive is terminated due to death or disability (as such terms are defined in the relevant employment agreement).
(3)Amounts in this column are payable (A) for Mr. Kannan, in the event he is terminated without cause or resigns for good reason at any time during the twelve (12) month period following a Change in Control, and (B) for all the other executives, in the event (i) a Change in Control occurs during the executive’s employment and the successor corporation does not offer employment on terms comparable to the executive’s then existing terms and, in connection therewith, the executive terminates employment, or (ii) the executive’s employment is terminated by the successor corporation without cause or he resigns for good reason, within one (1) year after the Change in Control (as such terms are defined in the relevant employment agreement).

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COMPENSATION DISCUSSION & ANALYSIS
Pay Ratio Disclosure
In accordance with SEC rules and applying the methodology described below, we calculated the annual total compensation of our median employee (other than our CEO) for fiscal year 2021 to be $167,714. Using the method for calculating compensation under the rules provided for the Summary Compensation Table, and annualizing the CEO’s payments for fiscal year 2021, as described further below, the annual total compensation of our CEO for fiscal year 2021 was $4,200,004.
Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for fiscal year 2021 was 25-to-1.
For purposes of calculating our CEO pay ratio, our CEO’s annual total compensation for fiscal year 2021 represents an annualized amount due the CEO transition. As permitted by SEC rules, we elected to annualize the compensation of Mr. Kannan, whose employment as CEO commenced on December 20, 2021. We annualized his base salary to $700,000 (from the $24,306 reported in the Summary Compensation Table). We did not annualize Mr. Kannan’s stock awards, as the full grant date fair value of those sign-on awards is already included in his fiscal year 2021 compensation under SEC rules.
To identify our median employee, we used the following methodology:
•We determined our median employee based on our employee population (full-time and part-time) as of December 31, 2021.
•We used a consistently applied compensation measure that included the sum of each employee’s base salary, bonuses and commissions earned in 2021 and the grant date fair value of all equity granted in 2021.
•We annualized the base salaries for employees who were employed by us for less than the entire calendar year.
•Compensation paid in foreign currencies was converted to U.S. dollars based on the annual average exchange rates for the year ended December 31, 2021.
Using this approach, we identified our median employee and then calculated the annual total compensation of this employee for 2021 in accordance with the requirements of the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Aerie Pharmaceuticals, Inc.	84	2022 | Proxy Statement

PROPOSAL 3
Advisory Vote on the Compensation of Our Named Executive Officers
In accordance with Section 14A of the Exchange Act, we are asking that our stockholders approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table of this proxy statement. Stockholders also may, if they wish, abstain from casting a vote on this proposal.
In connection with this proposal, the Board encourages stockholders to review in detail the description of the compensation program for our named executive officers that is set forth in the Compensation Discussion and Analysis of this Proxy Statement, as well as the information contained in the compensation related tables and narrative discussion in this proxy statement.
As described in more detail in the Compensation Discussion and Analysis of this Proxy Statement, our overarching compensation philosophy is to pay for performance. This has been accomplished in a number of ways, including by structuring our program so that a significant portion of the ultimate amount of compensation earned by our named executive officers is earned through bonuses and an increase in the intrinsic value of equity grants. Further, our compensation program is designed to align the compensation of our named executive officers with the interests of our stockholders, and therefore provides a majority of compensation in the form of long-term equity incentives that tie our named executive officers’ compensation directly to the performance of our stock.
Although the advisory vote is non-binding, the Board values stockholders’ opinions. The Compensation Committee will review the results of the vote and consistent with our record of stockholder responsiveness, the Compensation Committee will consider stockholders’ views and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement by voting “FOR” the following resolution:
“RESOLVED, that the stockholders of Aerie Pharmaceuticals, Inc. approve, on an advisory basis, the compensation paid to Aerie Pharmaceuticals, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in Aerie Pharmaceuticals, Inc.’s 2022 Proxy Statement.”
Vote Required
This proposal requires an affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the proposal.
Our Recommendation

✓	The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Aerie Pharmaceuticals, Inc.	85	2022 | Proxy Statement

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Related Person Transactions
All related person transactions are reviewed and approved by our Audit Committee in accordance with our written related party transaction policy. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. A “related person” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or an immediate family member of any of the foregoing or any entity owned or controlled by any of the foregoing persons. The standard applied by our Audit Committee seeks to ensure that any related person transaction is consistent with our related transaction policy and is on terms, taken as a whole, which are no less favorable to the Company than could be obtained in an arm’s-length transaction with an unrelated third party.
Certain Related-Person Transactions
Other than compensation arrangements with directors and executive officers, which are described under “NEO Employment Agreements” and “Director Compensation,” we have no other related-party transactions that are subject to disclosure in accordance with our related party transaction policy.

Aerie Pharmaceuticals, Inc.	86	2022 | Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 31, 2022 by:
•our named executive officers;
•our directors;
•all of our executive officers and directors as a group; and
•each person, or group of affiliated persons, known by us to be the beneficial owner of more than
5% of our common stock.
We have based our calculation of beneficial ownership on 48,635,700 shares of common stock outstanding as of March 31, 2022.
Information with respect to beneficial ownership is based upon information furnished to us by each director and executive officer and Schedules 13D or 13G filed with the SEC, as the case may be. Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock that are issuable upon the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of March 31, 2022, in each case with any shares of common stock issuable upon the exercise of such stock options or warrants being deemed to be outstanding and beneficially owned by the person holding such options or warrants that are either immediately exercisable or exercisable within 60 days of March 31, 2022. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703.

Aerie Pharmaceuticals, Inc.	87	2022 | Proxy Statement

	SHARES BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER	NUMBER	PERCENT

5% Stockholders
Deerfield Management(1)	4,695,020	9.65%
The Vanguard Group, Inc.(2)	3,381,368	6.95%
BlackRock Institutional Trust Company, N.A.(3)	2,944,999	6.06%

Named Executive Officers and Directors
Casey Kopczynski, Ph.D.(4)	686,489	1.40%
Raj Kannan(5)	320,225	*
Benjamin F. McGraw, III, Pharm.D.(6)	223,701	*
John W. LaRocca, Esq.(7)	218,862	*
Gerald D. Cagle, Ph.D.(8)	122,100	*
Peter Lang(9)	88,847	*
Richard Croarkin(10)	85,400	*
Mechiel (Michael) M. du Toit(10)	85,400	*
Julie McHugh(10)	85,400	*
David W. Gryska(11)	54,996	*
Peter J. McDonnell, M.D.(12)	23,483	*
All executive officers and directors as a group (12 persons)	2,168,704	4.44%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)The information concerning Deerfield Mgmt, L.P., Deerfield Partners, L.P., Deerfield Mgmt III, L.P., Deerfield Management Company, L.P. and Deerfield Private Design Fund III, L.P. is based solely upon a Schedule 13G/A filed with the SEC on February 11, 2022. The address of Deerfield Management is 345 Park Avenue South, 12th floor, New York, New York 10010. The Schedule 13G/A filed by the reporting institution provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting institution may have changes between December 31, 2021 and March 31, 2022.
(2)The information concerning The Vanguard Group is based solely upon a Schedule 13G/A filed with the SEC on February 9, 2022. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Schedule 13G/A filed by the reporting institution provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting institution may have changes between December 31, 2021 and March 31, 2022.
(3)The information concerning BlackRock, Inc. is based solely upon a Schedule 13G/A filed with the SEC on February 3, 2022. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The Schedule 13G/A filed by the reporting institution provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting institution may have changes between December 31, 2021 and March 31, 2022.
(4)Consists of (a) 280,244 shares of common stock, (b) 17,476 shares of unvested performance restricted stock and (c) 388,769 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2022.
(5)Consists of (a) 215,783 shares of common stock and (b) 104,442 shares of unvested performance restricted stock.
(6)Consists of (a) 35,739 shares of common stock and (b) 187,962 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2022.
(7)Consists of (a) 54,356 shares of common stock, (b) 17,476 shares of unvested performance restricted stock and (c) 147,030 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2022.
(8)Consists of (a) 20,050 shares of common stock and (b) 102,050 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2022.
(9)Consists of (a) 46,297 shares of common stock and (b) 42,550 shares of unvested performance restricted stock.
(10)Consists of (a) 9,850 shares of common stock and (b) 75,550 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2022.
(11)Consists of (a) 5,250 shares of common stock, (b) 47,750 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2022 and (c) 1,996 shares of common stock indirectly held through a family trust.
(12)Consists of (a) 1,750 shares of common stock and (b) 21,733 shares of common stock issuable upon exercise of options exercisable within 60 days after March 31, 2022.

Aerie Pharmaceuticals, Inc.	88	2022 | Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2021:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS AND VESTING OF RESTRICTED STOCK	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS, RIGHTS AND RESTRICTED STOCK	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2005 Equity Incentive Plan (1)	288,083	3.14	—
Amended and Restated Equity Plan (2)	6,022,071	23.60	3,114,591
Employee Stock Purchase Plan	—	—	269,611
Equity compensation plans not approved by security holders:
Inducement Award Plan (3)	1,374,573	23.98	547,791
Total	7,684,727	—	3,931,993
(1)No additional awards (column (c)) will be made under the 2005 Equity Incentive Plan. The number of securities underlying awards that are currently outstanding under this plan (column (a)) includes 288,083 of stock options.
(2)The number of securities to be issued upon exercise of outstanding stock options and rights (column (a)) includes stock options, shares subject to restricted stock awards (“RSA”) and shares subject to restricted stock unit (“RSU”) awards. As of December 31, 2021, total number of securities (column (a)) included RSA awards of 730,450, stock options of 5,134,748 and RSU awards of 156,873. As RSU and RSA awards do not have an exercise price, such awards are excluded from the calculation of weighted-average exercise price (column (b)).
(3)Consists of stock options and restricted stock awards that were issued under the Aerie Pharmaceuticals, Inc. Second Amended and Restated Inducement Award Plan, or the Inducement Plan, which was not approved by security holders. These awards generally have a four-year vesting period. As of December 31, 2021, total number of securities (column (a)) included stock options of 1,127,779 and RSA awards of 246,794. For additional details regarding the Inducement Plan, see Note 12 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder proposals should be addressed to John W. LaRocca, Esq., Secretary, c/o Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703.
If you wish to submit a proposal to be considered for inclusion in our proxy statement for the 2023 Annual Meeting of Stockholders, we must receive the proposal on or before December 27, 2022 pursuant to the proxy soliciting regulations of the SEC. However, if the date of the 2023 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2023 Annual Meeting of Stockholders. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Exchange Act.
Our amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and

Aerie Pharmaceuticals, Inc.	89	2022 | Proxy Statement

who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting, which notice must contain specific information required by Article I of our amended and restated by-laws.
The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2023 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at the address set forth above no earlier than February 9, 2023 and no later than March 11, 2023.

OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

Aerie Pharmaceuticals, Inc.	90	2022 | Proxy Statement

AVAILABILITY OF CERTAIN DOCUMENTS
We will mail without charge, upon written request, a copy of our 2021 Form 10-K for the fiscal year ended December 31, 2021, excluding exhibits. Requests can be made by email, sendmaterial@proxyvote.com. Please include your control number with your request.
Stockholders residing in the same household who hold their stock through a broker, bank or other nominee may receive only one copy of the Notice and, if applicable, one set of proxy materials in accordance with a notice sent earlier by their broker, bank or other nominee. This practice will continue unless instructions to the contrary are received by the broker, bank or other nominee from one or more of the stockholders within the household. We will promptly deliver a separate copy of the Notice or set of proxy materials, as the case may be, if you make an oral request by calling (919) 237-5300.
If you hold your shares in “street name” and reside in a household that received only one copy of the Notice and, if applicable, one set of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your broker, bank or other nominee. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your broker, bank or other nominee.

By Order of the Board of Directors

John W. LaRocca, Esq.
General Counsel and Secretary

Aerie Pharmaceuticals, Inc. 4301 Emperor Boulevard, Suite 400 Durham, North Carolina 27703
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AERI2022.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL for the following proposal:	All	All	Except
1. Election of Directors	☐	☐	☐

Nominees
01 R. Croarkin	02 P. McDonnell
The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.					☐	☐	☐

3. To approve, by a non-binding vote, the compensation of our named executive officers (“say-on-pay”)					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
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AERIE PHARMACEUTICALS, INC. Annual Meeting of Stockholders June 9, 2022 8:00 A.M. Eastern Time

This proxy is solicited by the Board of Directors

The undersigned appoints Raj Kannan and John W. LaRocca, Esq., or either of them, as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Aerie Pharmaceuticals, Inc. (the “Company”), to be held on Thursday, June 9, 2022, at 8:00 A.M. Eastern Time, virtually at www.virtualshareholdermeeting.com/AERI2022 and at any adjournments or postponements of the Annual Meeting, and to vote on behalf of the undersigned as specified in this Proxy all the shares of common stock of the Company that the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their sole discretion, upon any other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Annual Meeting.

This Proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this Proxy will be voted in accordance with the Board of Directors’ recommendations, which are set forth on the reverse side hereof.

The votes entitled to be cast by the undersigned will be cast in the discretion of the persons named herein on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side

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